Exhibit 10.1
CREDIT AGREEMENT
entered into by and among
MICHAEL BAKER CORPORATION
MICHAEL BAKER, JR., INC.
and
MICHAEL BAKER ENGINEERING, INC.
as borrowers,
The Guarantor parties thereto,
The Bank parties thereto,
CITIZENS BANK OF PENNSYLVANIA
as Administrative Agent, Sole Bookrunner and Sole Lead Arranger,
and
PNC BANK, NATIONAL ASSOCIATION
as Syndication Agent
Dated: September 30, 2010

CREDIT AGREEMENT
     This CREDIT AGREEMENT, dated as of the 30th day of September, 2010, by and among Michael Baker Corporation, a Pennsylvania corporation (“MBC”), Michael Baker, Jr., Inc., a Pennsylvania corporation (“Michael Baker Jr.”) and Michael Baker Engineering, Inc., a New York corporation (“Baker NY”), (each a “Borrower” and collectively, the “Borrowers”), the guarantors parties hereto from time to time (the “Guarantors”), Citizens Bank of Pennsylvania, a Pennsylvania banking institution (“Citizens”), the Banks (as hereinafter defined), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, as administrative agent for the Banks (in such capacity, the “Agent”).
WITNESSETH:
     WHEREAS, the Borrowers have requested that (i) the Banks extend a revolving credit facility in the maximum aggregate amount of One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00), (ii) the Swing Line Lender extend a swing line facility in the maximum aggregate amount of Five Million and 00/100 Dollars ($5,000,000.00) and (iii) the Issuing Bank issue Letters of Credit up to the maximum aggregate amount of Twenty Million and 00/100 Dollars ($20,000,000.00), all pursuant to the terms and subject to the conditions set forth herein.
     WHEREAS, the Banks, the Swing Line Lender and the Issuing Bank have agreed to extend such facilities and Citizens has agreed to act as administrative agent, sole bookrunner and sole lead arranger and PNC Bank, National Association has agreed to act as syndication agent, all pursuant to the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:
          “2009 Form 10-K” shall mean that as set forth in Section 5.10 hereof.
          “Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the capital stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than a Subsidiary) by a merger or consolidation or any other combination with such Person.

          “Advantage” shall mean any payment (whether made voluntarily or involuntarily by offset of any deposit or other Indebtedness or otherwise) received by any Bank in respect of the Indebtedness evidenced by the Notes, if such payment results in that Bank having less than its Pro Rata Share of the Indebtedness to the Banks pursuant to this Agreement than was the case immediately before such payment.
          “Affiliate” shall mean, with respect to any Borrower, any Person that directly or indirectly controls, is controlled by or is under common control with such Borrower. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agent” shall mean Citizens, in its capacity as administrative agent for the Banks under the Loan Documents and any successor appointed pursuant to the provisions of this Agreement.
          “Agreement” shall mean this Credit Agreement dated September 30, 2010, as amended, modified or supplemented from time to time.
          “Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
          “Applicable Base Rate Margin” shall mean that as set forth in Section 2.02(a)(ii) hereof.
          “Applicable L/C Margin” shall mean that as set forth in Section 2.06 hereof.
          “Applicable Libor Advantage Margin” shall mean that as set forth in Section 2.02(a)(ii) hereof.
          “Applicable Libor Margin” shall mean that as set forth in Section 2.02(a)(ii) hereof.
          “Applicable Margin” shall mean the Applicable Libor Margin, the Applicable Libor Advantage Margin or the Applicable Base Rate Margin, as the case may be.
          “Applicable Rate” shall mean, as of the date of determination, the Base Rate plus the Applicable Base Rate Margin, the Libor Advantage Rate plus the Applicable Libor Advantage Margin or the Libor Lending Rate plus the Applicable Libor Margin, as the case may be.
          “Applicable Unused Fee” shall mean that as set forth in Section 2.04(b)(i) hereof.
          “Assignment Agreement” shall mean that as set forth in Section 8.17(a)(iv) hereof.

          “Authorized Representative” shall mean each Person designated from time to time, as appropriate, in writing by the Borrowers to the Agent for the purposes of giving notices of borrowing, conversion or continuation of Loans, which designation shall continue in force and effect until terminated in writing by the Borrowers to the Agent.
          “Baker NY” shall mean that as set forth in the preamble hereof.
          “Bank” or “Banks” shall mean, singularly or collectively as the context may require, (i) Citizens Bank of Pennsylvania, a Pennsylvania banking association with an office located at 525 William Penn Place, Pittsburgh, Pennsylvania 15219; and (ii) the financial institutions listed on the signature page hereof and their respective successors and Eligible Assignees.
          “Bank-Provided Hedge” shall mean a Hedging Agreement which is provided by a Bank or an affiliate of a Bank and with respect to which such Bank or affiliate of such Bank confirms meets the following requirements: such Hedging Agreement (i) is documented in a standard International Swap Dealer Association Agreement or similar agreement satisfactory to such Bank or affiliate of such Bank, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Borrowers to the provider of any Bank-Provided Hedge shall be “Indebtedness” hereunder.
          “Base Rate” shall mean, for any day, the greater of (A) the Prime Rate for such day, (B) 0.50% plus the Federal Funds Effective Rate for such day, or (C) the Libor Lending Rate for such day having an Interest Period of one (1) month plus one hundred basis points (100 bps); such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate, the Libor Lending Rate or the Federal Funds Effective Rate.
          “Base Rate Loan” shall mean any Loan that bears interest with reference to the Base Rate.
          “Blocked Person” shall mean that as set forth in Section 3.23(b) hereof.
          “Borrower” or “Borrowers” shall mean, singularly or collectively as the context may require, MBC, Michael Baker Jr. and Baker NY.
          “Business Day” shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Pittsburgh, Pennsylvania; (b) when such term is used to describe a day on which a payment or prepayment is to be made in respect of a Libor Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Pittsburgh, Pennsylvania; and (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of a Libor Rate Loan, any day which is a London Banking Day.
          “Capital Expenditure” shall mean any expenditure made or liability incurred which is, in accordance with GAAP, treated as a capital expenditure.

          “Capital Lease” shall mean any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which is required by GAAP to be reflected as a liability on the balance sheet of the lessee.
          “Capitalized Lease Obligation” shall mean, with respect to each Capital Lease, the amount of the liability reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP, statement of financial accounting standards No. 13 (as supplemented and modified from time to time), and any corresponding future interpretations by the Financial Accounting Standards Board or any successor thereto.
          “Cash Equivalent Investments” shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (i) direct obligations of the United States of America or any agency thereof, (ii) obligations guaranteed by the United States of America, (iii) prime commercial paper (rated by Moody’s Investors Service at not less than a A-2 and by Standard & Poors at not less than P-2), (iv) certificates of deposit or repurchase agreements issued by any Bank or any commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000), (v) deposit accounts in and banker’s acceptances of, commercial banks, (vi) investments (other than equity investments listed on Schedule 3.18 attached hereto) in any other Borrower or Subsidiary incurred in the ordinary course of business and pursuant to usual and customary terms in the form of advances to such Borrower or Subsidiary; provided, however, that (A) the total amount of all such future advances made by the Borrower to those Subsidiaries which are not Borrowers, minus (B) the total amount of all such advances made by those Subsidiaries which are not Borrowers to the Borrowers shall not, at any time, exceed Fifteen Million and 00/100 Dollars ($15,000,000) and provided, further, that the total amount of all such advances made by the Borrowers to any single Subsidiary that is not a Borrower shall not exceed Ten Million and 00/100 Dollars ($10,000,000), (vii) United States of America domiciled Investment Company Act of 1940 Institutional Rule 2a-7 approved money market funds, and (viii) municipal securities which are (A) obligations of a state, territory, or possession of the United States of America that are guaranteed by the United States of America, or (B) pre-refunded.
          “Cash Management Agreement” shall mean that as set forth in Section 2.01.5(c) hereof.
          “CERCLA” shall mean that as set forth in Section 3.13(a) hereof.
          “Change of Control” shall mean that (i) any Person or group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, has become the owner of, directly or indirectly, beneficially or of record, shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of MBC, or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of MBC on the first day of such period, together with individuals elected as directors by not less than a majority of the individuals who were directors of MBC on the first day of such period, shall cease to hold at least sixty percent (60%) of the total number of directors of MBC.
          “Citizens” shall mean that as set forth in the preamble hereof.

          “Closing” shall mean the closing of the transactions provided for in this Agreement on the Closing Date.
          “Closing Date” shall mean September 30, 2010 or such other date upon which the parties may agree.
          “Code” shall mean the Internal Revenue Code of 1986 as amended, along with the rules, regulations, decisions and other official interpretations in connection therewith.
          “Commitment” shall mean, with respect to each Bank, the amount set forth on Schedule 1 attached hereto and made a part hereof as the amount of each Bank’s commitment to make Revolving Credit Loans (and, in the case of the Swing Line Lender, Swing Line Loans) and participate in the issuance of Letters of Credit, as such amount may be modified from time to time pursuant to Section 8.17(A) hereof. Schedule 1 shall be amended from time to time to reflect modifications pursuant to Section 8.17(A) and any other changes to the Commitment of the Banks.
          “Commitment Percentage” shall mean, with respect to each Bank, the percentage set forth on Schedule 1 attached hereto and made a part hereof as such Bank’s percentage of the aggregate Commitments of all of the Banks, as such percentage may be changed from time to time in accordance with the terms and conditions of this Agreement. Schedule 1 shall be amended from time to time to reflect any changes to the Commitment Percentages.
          “Consolidated” shall mean the resulted consolidation of the financial statements of the Borrowers and their Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the Consolidated financial statements referred to in Section 3.07 hereof.
          “Distributions” shall mean, for the period of determination, (a) all distributions of cash, securities or other property (other than capital stock) on or in respect of any shares of any class of capital stock of any Borrower and (b) all purchases, redemptions or other acquisitions by any Borrower of any shares of any class of capital stock of such Borrower, in each case determined and Consolidated for the Borrowers and their Subsidiaries in accordance with GAAP, excepting specifically the conversion and/or exchange of any class of capital stock of any Borrower into or for any other class of capital stock of such Borrower.
          “Domestic Subsidiaries” shall mean each Subsidiary of the Borrowers or any of their Subsidiaries incorporated under the laws of the District of Columbia or under the laws of any state or commonwealth of the United States.
          “EBITDA” shall mean, for the period of determination, (i) Net Income, plus (ii) Interest Expense, plus (iii) all income taxes included in Net Income, plus (iv) depreciation, depletion, amortization, and all other non-cash expenses included in Net Income, in each case determined and Consolidated for the Borrowers in accordance with GAAP.
          “EBITDAR” shall mean, for the period of determination, (i) Net Income, plus (ii) Interest Expense, plus (iii) all income taxes included in Net Income, plus (iv) depreciation, depletion, amortization, and all other non-cash expenses included in Net Income, plus (v) all

Rent Expense, in each case determined and Consolidated for the Borrowers and their Subsidiaries in accordance with GAAP.
          “Eligible Assignee” shall mean any commercial bank or non-bank financial institution organized under the United States of America or any state thereof including, without limitation, any insurance company, savings bank or savings and loan association, having total assets in excess of One Billion Dollars ($1,000,000,000.00).
          “Environmental Laws” shall mean that as set forth in Section 3.13(a) hereof.
          “EPA” shall mean that as set forth in Section 3.13(b) hereof.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect as of the date of this Agreement and as amended from time to time in the future.
          “ERISA Affiliate” shall mean a Person which is under common control with a Borrower within the meaning of Section 414(b) of the Code including, but not limited to, a Subsidiary of such Borrower.
          “Event of Default” shall mean any of the Events of Default described in Section 7.01 of this Agreement.
          “Excess Amount” shall mean that as set forth in Section 2.01(d) hereof.
          “Excess Interest” shall mean that as set forth in Section 2.02(c) hereof.
          “Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          “Existing Letters of Credit” shall mean that as set forth in Section 2.05 hereof.
          “Existing Loan Agreement” shall mean that certain First Amended and Restated Credit Agreement dated as of September 17, 2004 entered into by and among the Borrowers, the Agent and the bank parties thereto, as the same was amended from time to time.
          “Expiry Date” shall mean September 30, 2015 or such earlier date on which the Revolving Credit Facility Commitment shall have been terminated pursuant to this Agreement.
          “Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by the Agent (which determination shall be conclusive absent manifest error) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
          “Fiscal Quarter(s)” shall mean the period(s) of January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31 of each calendar year or such other quarterly fiscal period as may be approved by the Securities and Exchange Commission at the request of any Borrower.
          “GAAP” shall mean generally accepted accounting principles (as such principles may change from time to time), which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a consistent basis.
          “Guaranteed Obligations” shall mean all obligations from time to time of the Borrowers to the Banks, the Swing Line Lender or the Issuing Bank under or in connection with any Loan Document, whether for principal, interest, fees, indemnities, expenses or otherwise, and all refinancings or refundings thereof, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (specifically including but not limited to obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Borrowers or any other Person, or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not enforceable or allowable in such proceeding). Without limitation of the foregoing, such obligations include all obligations arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied. Without limitation of the foregoing, the Banks, Issuing Bank and/or the Swing Line Lender (or any successive assignee or transferee) from time to time may assign or otherwise transfer all or any portion of its or their rights or obligations under the Loan Documents (including, without limitation, all or any portion of any commitment to extend credit), or any other Guaranteed Obligations, to any other Person, and such Guaranteed Obligations (including, without limitation, any Guaranteed Obligations resulting from extension of credit by such other Person under or in connection with the Loan Documents) shall be and remain Guaranteed Obligations entitled to the benefit of the Agreement.
          “Guarantees” shall mean the Guaranty and Suretyship Agreements in the form attached hereto as Exhibit “D” executed and delivered by each Guarantor, as each such agreement may be amended, modified, supplemented or restated from time to time.
          “Guarantors” shall mean (i) The LPA Group Incorporated, a South Carolina corporation, and (ii) the Domestic Subsidiaries required by the terms of Section 5.15 of this Agreement.
          “Hedging Agreements” shall mean foreign exchange agreements, currency swap agreements, interest rate exchange, swap, cap, collar, adjustable strike cap, adjustable strike corridor agreements or any other similar hedging agreements or arrangements entered into by the Borrowers in the ordinary course of business and not for speculative purposes.

          “Hedging Obligations” shall mean all liabilities of the Borrowers under Hedging Agreements.
          “Incentive Pricing Effective Date” shall mean that as set forth in Section 2.02(a)(ii) hereof.
          “Indebtedness” shall mean, for any Borrower or its Subsidiaries (i) all obligations for borrowed money, direct or indirect, incurred, assumed, or guaranteed (including, without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements, all obligations for the deferred purchase price of capital assets and all obligations issued or assumed as full or partial payment for property), (ii) all obligations secured by any Lien existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed (excluding specifically all obligations under Operating Leases), (iii) all reimbursement obligations (contingent or otherwise), (iv) all indebtedness represented by obligations under a Capital Lease and the amount of such indebtedness shall be the Capitalized Lease Obligations with respect to such Capital Lease, (v) all Hedging Obligations and all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, guaranty or indemnification agreement, (vi) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person and (vii) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Borrower to finance its operations or capital requirements.
          “Indemnitees” shall mean that as set forth in Section 9.16 hereof.
          “Indemnified Liabilities” shall mean that as set forth in Section 9.16 hereof.
          “Interest and Rent Coverage Ratio” shall mean, as of the date of determination for the period of determination, the ratio of (i) (a) EBITDAR, less (b) income taxes actually paid during such period, less (c) Distributions paid in cash by MBC during such period, to (ii) the sum of all Interest Expense and Rent Expense, in each case determined and Consolidated for the Borrowers and their Subsidiaries in accordance with GAAP.
          “Interest Expense” shall mean, for the period of determination, all interest accruing during such period on Indebtedness, including, without limitation, all interest required under GAAP to be capitalized during such period, in each case determined and Consolidated for the Borrowers and their Subsidiaries in accordance with GAAP.
          “Interest Period” shall mean, with respect to any Libor Rate Loan, the period commencing on the date such Loan is made as, continued as or converted into a Libor Rate Loan and ending on the last day of such period as selected by the Borrowers pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period, as selected by the Borrowers pursuant to the provisions below. The duration of each Interest Period for any Libor Rate Loan shall be for any number of months selected by the Borrowers upon notice as set forth in Section 2.01(c), provided that:
               (i) the Interest Period for any Libor Rate Loan shall be one (1), two (2), three (3) or six (6) months or such other period as may be agreed upon by the Borrowers and the Banks;
               (ii) Interest Periods for Libor Rate Loans in connection with which any Borrower has or may incur Hedging Obligations with any Bank shall be of the same duration as the relevant periods set under the applicable Bank-Provided Hedge;
               (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension of time would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the last Business Day immediately preceding the last day of such Interest Period;
               (iv) if the Borrowers continue any Libor Rate Loan for an additional Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period; however, interest shall only be charged once for such day at the rate applicable to the Libor Rate Loan for the new Interest Period;
               (v) if the Borrowers fail to so select the duration of any Interest Period, the duration of such Interest Period shall be one (1) month; and
               (vi) the last day of any Interest Period shall not occur after the Expiry Date.
          “Issuing Bank “ shall mean Citizens, in its capacity as the issuer of Letters of Credit, or any Person serving as a successor Issuing Bank hereunder.
          “Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.
          “Letter of Credit” or “Letters of Credit” shall mean, singularly or collectively as the context may require, the letters of credit issued in accordance with Section 2.05 hereof.
          “Letter of Credit Commission” shall mean that as set forth in Section 2.06 hereof.
          “Letter of Credit Face Amount” shall mean, for each Letter of Credit, the face amount of such Letter of Credit.
          “Letter of Credit Related Documents” shall mean any agreements or instruments relating to a Letter of Credit.
          “Letter of Credit Reserve” shall mean, at any time, an amount equal to (a) the aggregate Letter of Credit Undrawn Availability at such time plus, without duplication, (b) the aggregate amount theretofore paid by the issuer under the Letters of Credit and not debited to the Borrowers’ account or otherwise reimbursed by the Borrowers.
          “Letter of Credit Undrawn Availability” shall mean, at any time, the maximum amount available to be drawn at such time under all then outstanding Letters of Credit, including any amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing.
          “Leverage Ratio” shall mean, as of the date of determination, the ratio of (i) Indebtedness, as Consolidated for the Borrowers and their Subsidiaries in accordance with GAAP, to (ii) EBITDA.
          “Libor Advantage Loan Interest Payment Date” shall mean, initially, October __, 2010, and thereafter the numerically corresponding date of each month. If a month does not contain a day that numerically corresponds to the date of the Libor Advantage Loan Interest Payment Date, the Libor Advantage Loan Interest Payment Date shall be the last day of such month.
          “Libor Advantage Loan Interest Period” shall mean, initially, the period commencing on the Closing Date (the “Start Date”) and ending on the numerically corresponding date one (1) month later, and thereafter each one (1) month period ending on the day of such month that numerically corresponds to the Start Date. If a Libor Advantage Loan Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the Libor Advantage Loan Interest Period will end on the last day of such month.
          “Libor Advantage Rate” shall mean, relative to any Libor Advantage Loan Interest Period, the offered rate for delivery in two (2) London Banking Days (as defined below) of deposits of U.S. Dollars which the British Bankers’ Association fixes as its LIBOR rate and which appears on the Dow Jones Market Service (formerly known as Telerate) page 3750 as of 11:00 a.m. London time on the day on which the Libor Advantage Loan Interest Period commences, and for a period approximately equal to such Libor Advantage Loan Interest Period. If the first (1st) day of any Libor Advantage Loan Interest Period is not a day which is both a (i) Business Day, and (ii) (a London Banking Day, the Libor Advantage Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the Libor Advantage Rate is unavailable and/or the Swing Line Lender is unable to determine the Libor Advantage Rate for any Libor Advantage Loan Interest Period, the Libor Advantage Rate shall be deemed to be equal to the Base Rate.
          “Libor Advantage Rate Loan” shall mean any Loan that bears interest with reference to the Libor Advantage Rate.
          “Libor Lending Rate” means, relative to any Libor Rate Loan to be made, continued or maintained as, or converted into, a Libor Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

Libor Lending Rate =	Libor Rate (1.00 – Libor Reserve Percentage)

          “Libor Rate” means relative to any Interest Period for Libor Rate Loans, the offered rate for deposits of U.S. dollars in an amount approximately equal to the amount of the requested Libor Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its Libor rate and which appears on the Dow Jones Markets Service (formerly known as Telerate) Page 3750 as of 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the beginning of such Interest Period.
          “Libor Rate Loan” shall mean any Loan that bears interest with reference to the Libor Rate.
          “Libor Reserve Percentage” means, relative to any day of any Interest Period for Libor Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.
          “Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement (other than escrow deposits) or lease intended as, or having the effect of, security.
          “Loan” or “Loans” shall mean, singularly or collectively, as the context may require, the Revolving Credit Loans, the Swing Line Loans and any other credit to any Borrower extended by any Bank in accordance with Article II hereof as evidenced by the Notes, as the case may be.
          “Loan Account” shall mean that as set forth in Section 2.14 hereof.
          “Loan Document” or “Loan Documents” shall mean, singularly or collectively as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Guarantees, (iv) the Hedging Agreements, (v) the Letters of Credit, (vi) the Letter of Credit Related Documents and (vii) any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.
          “Loan Party” shall mean the Borrowers and the Guarantors.
          “London Banking Day” means a day on which dealings in U.S. dollar deposits are transacted in the London interbank market.
          “Majority Banks” shall mean the Banks whose Commitment Percentages aggregate at least fifty-one percent (51%) of the Total Commitment Amount or, if there is any borrowing hereunder, the holders of at least fifty-one percent (51%) of the amount outstanding under the Notes.

          “Material Adverse Change” shall mean a material adverse change in the (a) business, operations or condition (financial or otherwise) of MBC and its Subsidiaries taken as a whole; (b) the ability of the Loan Parties, collectively, to perform any of their payment or other material obligations under this Agreement or any of the other Loan Documents to which they are a party; or (c) the legality, validity, or enforceability of the obligations of any Loan Party under this Agreement or any of the other Loan Documents.
          “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations or condition (financial or otherwise) of MBC and its Subsidiaries taken as a whole; (b) the ability of the Loan Parties, collectively, to perform any of their payment or other material obligations under this Agreement or any of the other Loan Documents to which they are a party; or (c) the legality, validity, or enforceability of the obligations of any Loan Party under this Agreement or any of the other Loan Documents.
          “Material Domestic Subsidiary” shall mean a Materially Controlled Domestic Subsidiary that (i) is created or becomes a Materially Controlled Domestic Subsidiary from and after the Closing Date, and (ii) either (A) owns assets having a fair market value in excess of $500,000, or (B) generates gross revenues in excess of $500,000 in any fiscal year of the Borrowers, as determined and calculated in accordance with GAAP.
          “Materially Controlled Domestic Subsidiary” shall mean, singularly or collectively as the context may require, (i) any corporation more than eighty percent (80%) of whose capital stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned (directly or indirectly) by such Borrower and/or one or more Subsidiaries of such Borrower, (ii) any partnership, association, joint venture or other entity in which such Borrower and/or one or more Subsidiaries of such Borrower has more than an eighty percent (80%) equity interest.
          “Maximum Rate” shall mean that as set forth in Section 2.02(c) hereof.
          “MBC” shall mean that as set forth in the preamble hereof.
          “Measurement Quarter” shall mean that as set forth in Section 2.02(a)(ii) hereof.
          “Michael Baker, Jr.” shall mean that as set forth in the preamble hereof.
          “Net Income” shall mean, for the period of determination, net income (after taxes), excluding, however, extraordinary gains, in each case determined and Consolidated for the Borrowers and their Subsidiaries in accordance with GAAP.
          “Net Proceeds” shall mean proceeds in cash, checks or other cash equivalent financial instruments as and when received by a Person from a sale of stock or assets (a “Disposition”), net of: (i) the direct costs relating to such Disposition excluding amounts payable to any Borrower or any Affiliate of any Borrower (unless deemed reasonable by the Agent), (ii) any and all sale, use or other taxes, including, income taxes paid or payable, or reasonably estimated to be payable, directly or indirectly as a result of such Disposition, and (iii) any reserves for indemnification obligations in connection with the Disposition (provided, that any reserves remaining at the end of the applicable indemnification period shall constitute Net Proceeds hereunder).
          “Note” or “Notes” shall mean, singularly or collectively as the context may require, the Revolving Credit Notes, the Swing Line Note and any other note of the Borrowers executed and delivered pursuant to this Agreement, as any such note may be amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.
          “Notices” shall mean that as set forth in Section 9.04 hereof.
          “Office”, when used in connection with (i) Citizens or the Agent, shall mean its designated office located at 525 William Penn Place, Pittsburgh, Pennsylvania 15219 or such other office of Citizens or the Agent as Citizens or the Agent may designate in writing from time to time, or (ii) any other Bank, shall mean its designated office identified on Schedule 1 attached hereto and made a part hereof with respect to such Bank or such other office of such Bank as such Bank may designate in writing from time to time.
          “Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, board, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
          “Operating Leases” shall mean all leases other than Capital Leases.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.
          “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization or government or agency or political subdivision thereof.
          “Plan” shall mean any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees, officers or directors of any Borrower or any Subsidiary or any ERISA Affiliate.
          “Potential Default” shall mean any event or condition which with notice or passage of time, or any combination of the foregoing, would constitute an Event of Default.
          “Preference” shall mean that as set forth in Section 8.13 hereof.
          “Prime Rate” shall mean that rate of interest per annum announced by the Agent from time to time as its Prime Rate, which may not represent the lowest rate charged by the Agent to other borrowers at any time or from time to time.
          “Pro Rata Share” shall mean, with respect to each Bank, its Commitment Percentage.

          “Prohibited Transaction” shall mean any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.
          “Refunded Swing Line Loans” shall mean as set forth in Section 2.01.5(d) hereof.
          “Register” shall mean that as set forth in Section 8.17(a)(vii) hereof.
          “Regulations” shall mean that as set forth in Section 9.17(a) hereof
          “Rent Expense” shall mean all items included as rent expense in the audited financial statements of the Borrowers and their Subsidiaries submitted pursuant to Section 5.01(a) hereof, in each case determined and Consolidated for the Borrowers and their Subsidiaries in accordance with GAAP; provided, however, for any period of determination for which Rent Expense must be estimated in good faith by the Borrowers in accordance with the terms of this Agreement, Rent Expense shall be determined and Consolidated for the Borrowers and their Subsidiaries in accordance with sound accounting principles.
          “Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days notice to the PBGC is waived under applicable regulations.
          “Reporting Quarter” shall mean that as set forth in Section 2.02(a)(ii) hereof.
          “Required Deductions” shall mean that as set forth in Section 2.13 hereof.
          “Revolving Credit Commitment” shall mean, with respect to each Bank, the amount set forth on Schedule 1 attached hereto and made a part hereof as the amount of such Bank’s commitment to make Revolving Credit Loans.
          “Revolving Credit Facility Commitment” shall mean that as set forth in Section 2.01(a) hereof.
          “Revolving Credit Loans” shall mean that as set forth in Section 2.01(a) hereof.
          “Revolving Credit Note” or “Revolving Credit Notes” shall mean, singularly or collectively, as the context may require, the Revolving Credit Notes of the Borrowers delivered in accordance with Section 2.01(b) hereof together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
          “State Superfund Law” means that as set forth in Section 3.13(b) hereof.
          “Subsidiary” or “Subsidiaries” of a Borrower shall mean, singularly or collectively as the context may require, (i) any corporation more than fifty percent (50%) of whose capital stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned (directly or indirectly) by such Borrower and/or one or more Subsidiaries of such Borrower, (ii) any partnership, association, joint venture or other entity in which such Borrower and/or one or more Subsidiaries of such

Borrower has more than a fifty percent (50%) equity interest and (iii) any entity that is required to be Consolidated under FASB Interpretation #46 (as revised) (Consolidation of variable interest entities); provided, however, that with respect to the representations and warranties set forth in Article III hereof only, the terms “Subsidiary” and “Subsidiaries”, as they relate to MBC, shall mean Michael Baker Jr. and Baker NY.
          “Swing Line Lender” shall mean Citizens, in its capacity as Swing Line Lender, or any Person serving as a successor Swing Line Lender hereunder.
          “Swing Line Loan Facility” shall mean as set forth in Section 2.01.5(a) hereof.
          “Swing Line Loans” shall mean the Loans made by the Swing Line Lender to the Borrowers pursuant to Section 2.01.5 hereof.
          “Swing Line Note” shall mean the Swing Line Note, dated of even date herewith, made by the Borrowers to the Swing Line Lender, as amended, modified or supplemented from time to time, together with all extensions, renewals, refinancings or refundings in whole or in part.
          “Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a single employer Plan or the treatment of a single employer Plan amendment as the termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a single employer Plan, or (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any single employer Plan.
          “Total Commitment Amount” shall mean the obligation of the Banks hereunder to make Revolving Credit Loans up to the maximum aggregate principal amount of One Hundred Twenty-Five Million and 00/100 Dollars ($125,000,000.00).
          “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
          “Withholding Certificate” means that as set forth in Section 9.17(a) hereof.
     1.02 Construction and Interpretation.
          (a) Obligations of and References to Borrowers and Loan Parties. Each and every obligation of the Borrowers contained in this Agreement or any Loan Document, whether or not expressly stated, shall be the joint and several obligations of the Borrowers. Any and all references to the Borrowers contained in any representation or covenant of the Borrowers’ hereunder shall be a representation or covenant with respect to each and every Borrower, both individually and collectively. Each and every obligation of the Loan Parties contained in this Agreement or any Loan Document, whether or not expressly stated, shall be the joint and several obligations of the Loan Parties. Any and all references to the Loan Parties contained in any representation or covenant of the Loan Parties hereunder shall be a representation or covenant with respect to each and every Loan Party, both individually and collectively.
          (b) Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole and “or” has the inclusive meaning represented by the phrase “and/or”. References in this Agreement to “judgments” of the Agent and the Banks include good faith estimates by the Agent and the Banks (in the case of quantitative judgments) and good faith beliefs by the Agent and the Banks (in the case of qualitative judgments). The definition of any document or instrument includes all schedules, attachments, and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof. “Hereunder”, “herein”, “hereto”, “hereof”, “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates to the contrary; and any action required to be taken by any Borrower or all of the Borrowers is to be taken promptly, unless the context clearly indicates to the contrary.
          (c) Accounting Terms. Any accounting term not specifically defined in Section 1.01 hereof shall have the meaning ascribed thereto by GAAP.
ARTICLE II
THE CREDIT FACILITY
     2.01 Revolving Credit Facility Commitment.
          (a) Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Banks severally (but not jointly) agree to make loans (the “Revolving Credit Loans”) to the Borrowers at any time or from time to time on or after the Closing Date and to and including the Business Day immediately preceding the Expiry Date in an aggregate principal amount which, when combined with the aggregate principal amount of all Swing Line Loans outstanding and the aggregate Letter of Credit Undrawn Availability, shall not exceed at any one time outstanding One Hundred Twenty Five Million and 00/100 Dollars ($125,000,000.00) (the “Revolving Credit Facility Commitment”); provided, however, that no Bank shall be required to make Revolving Credit Loans (or participate in the issuance of Letters of Credit) in an aggregate principal amount outstanding at any one time exceeding such Bank’s Commitment. The Revolving Credit Loans shall be made pro rata in accordance with each Bank Commitment Percentage. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement including, without limitation, the Banks’ right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, the Borrowers may borrow, repay and reborrow under this Section 2.01; provided, however, that if the Borrowers prepay any Libor Rate Loan on a day other than the last day of the applicable Interest Period for such Libor Rate Loan, then the Borrowers shall comply with the terms and conditions of Section 2.11(c) with respect to such prepayment.
          (b) Revolving Credit Notes. The joint and several obligations of the Borrowers to repay the unpaid principal amount of the Revolving Credit Loans made to the

Borrowers by each Bank and to pay interest on the unpaid principal amount thereof is evidenced in part by the Revolving Credit Notes of the Borrowers, dated the Closing Date, in substantially the form of Exhibit “A” attached hereto and made a part hereof, with the blanks appropriately filled. Each Revolving Credit Note shall be payable to the order of a Bank in a principal amount equal to such Bank’s Revolving Credit Commitment. The executed Revolving Credit Notes will be delivered by the Borrowers to the Banks on the Closing Date.
          (c) Making, Continuing or Converting of Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrowers have satisfied all applicable conditions specified in Article IV hereof, the Banks shall make Revolving Credit Loans to the Borrowers which, as selected by the Borrowers pursuant to this Section 2.01(c), shall be Base Rate Loans or Libor Rate Loans. In addition, subject to the terms and conditions set forth below, the Borrowers shall have the opportunity to (i) convert Base Rate Loans into Libor Rate Loans, (ii) convert Libor Rate Loans into Base Rate Loans or (iii) continue Libor Rate Loans as Libor Rate Loans for additional Interest Periods.
               (i) Each Revolving Credit Loan that is made as or converted (from a Libor Rate Loan) into a Base Rate Loan shall be made or converted on such Business Day and in such amount as an Authorized Representative of the Borrowers shall request by written or telephonic notice (confirmed promptly, but in no event later than one Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the date of requested disbursement of or conversion into the requested Base Rate Loan. Subject to the terms and conditions of this Agreement, on each borrowing date, the Agent shall make the proceeds of the Base Rate Loan available to the Borrowers at the Agent’s Office in immediately available funds not later than 2:00 p.m. (Pittsburgh, Pennsylvania time). Unless an Authorized Representative of the Borrowers shall provide the Agent with the required written notice to convert a Base Rate Loan into a Libor Rate Loan on or prior to the third (3rd) Business Day prior to the date of requested conversion, such Base Rate Loan shall automatically continue as a Base Rate Loan.
               (ii) Each Revolving Credit Loan that is made as, continued as or converted (from a Base Rate Loan) into a Libor Rate Loan shall be made, continued or converted, on such Business Day, in such amount (greater than or equal to One Million and 00/100 Dollars ($1,000,000.00); provided, however, that any amount in excess of One Million and 00/100 Dollars ($1,000,000.00) may only be in increments of Five Hundred Thousand and 00/100 Dollars ($500,000.00)) and with such an Interest Period as an Authorized Representative of the Borrowers shall request by written or telephonic notice (confirmed promptly, but in no event later than one Business Day thereafter, in writing) received by the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the third (3rd) Business Day prior to the requested date of disbursement of, continuation of or conversion into the requested Libor Rate Loan. Subject to the terms and conditions of this Agreement, on each borrowing date, the Agent shall make the proceeds of the Libor Rate Loan available to the Borrowers at the Agent’s Office in immediately available funds, no later than 10:00 a.m. (Pittsburgh, Pennsylvania time). In addition, in the event that the Borrowers desire to continue a Libor Rate Loan for an additional Interest Period, an Authorized Representative of the Borrowers shall provide the Agent with written notice thereof on or prior to the third (3rd) Business Day prior to the expiration of the applicable Interest Period. In the event that an Authorized Representative of the Borrowers fails to provide the Agent with the required written or telephonic notice (confirming promptly, but in no event later than one Business Day thereafter, in writing) on or prior to the third (3rd) Business Day prior to the expiration of the applicable Interest Period for a Libor Rate Loan, the Borrowers shall be deemed to have given written notice that such Loan shall be converted into a Base Rate Loan on the last day of the applicable Interest Period. Notwithstanding anything contained herein to the contrary, there shall not be more than four (4) Revolving Credit Loans that are Libor Rate Loans outstanding at any time. Each written notice of any Libor Rate Loan shall be irrevocable and binding on the Borrowers and the Borrowers shall indemnify the Agent and the Banks against any loss or expense incurred by the Banks as a result of any failure by the Borrowers to consummate such transaction calculated as set forth in Section 2.11(c) hereof.
               (iii) Each Bank hereby authorizes the Agent to make all Loans that are requested by the Borrowers on the proposed date of disbursement. Upon receipt of a request to make, continue or convert a Revolving Credit Loan hereunder, the Agent shall promptly, but in no event later than 12:00 noon (Pittsburgh, Pennsylvania time) on the date of the receipt of such request, advise each of the Banks of the proposed date of disbursement, continuation or conversion, the amount and type of each such Revolving Credit Loan, the applicable Interest Period and the Bank’s Commitment amount thereof. Each Bank shall remit its Commitment Percentage of the principal amount of each Revolving Credit Loan to the Agent at the Office of the Agent in immediately available funds no later than 2:00 p.m. (Pittsburgh, Pennsylvania time) on the applicable date of disbursement. If the amount of such Bank’s Commitment Percentage is not made available to the Agent by such Bank on the applicable borrowing date, the Agent shall not be required to fund such Bank’s Commitment Percentage of the Revolving Credit Loans on the applicable borrowing date; provided, however, the Agent may elect in its sole discretion to fund such Bank’s Commitment Percentage on the applicable borrowing date, and such Bank shall be subject to the repayment obligations set forth below.
               (iv) The Agent may assume that each Bank has made or will make the proceeds of a Loan available to the Agent unless the Agent shall have been notified by such Bank on or before the later of (a) the close of business on the Business Day preceding the applicable borrowing date with respect to the Loan, or (b) one (1) hour before the time on which the Agent actually funds the proceeds of such Loan to the Borrowers (whether using its own funds pursuant to this subsection or using proceeds deposited with the Agent by the Banks and whether such funding occurs before or after the time on which the Banks are required to deposit the proceeds of such Loan with the Agent). The Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount, forthwith upon such demand from the Borrowers) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrowers and ending on the date the Agent recovers such amount, at a rate per annum equal to (y) the Base Rate during the first three (3) days after such interest shall begin to accrue and (z) the Applicable Rate in respect of such Loan after the end of such three (3) day period.
          (d) Maximum Principal Balance of Revolving Credit Loans and Letter of Credit Undrawn Availability. The sum of the aggregate principal amount of all Revolving Credit

Loans outstanding, the sum of the aggregate principal amount of all Swing Line Loans outstanding and the aggregate Letter of Credit Undrawn Availability shall not exceed the amount of the Revolving Credit Facility Commitment. The Borrowers agree that if at any time the sum of the aggregate principal amount of all Revolving Credit Loans outstanding, the sum of the aggregate principal amount of all Swing Line Loans outstanding and the aggregate Letter of Credit Undrawn Availability exceeds the amount of the Revolving Credit Facility Commitment (the “Excess Amount”), the Borrowers shall promptly, but in no event later than one (1) Business Day thereafter, pay to the Agent (for the ratable benefit of the Banks) such Excess Amount. If not sooner paid, the entire principal balance of all outstanding Revolving Credit Loans, together with all unpaid accrued interest thereon, and all other sums and costs owed to the Agent and the Banks by the Borrowers pursuant to this Agreement, shall be immediately due and payable on the Expiry Date, without notice, presentment or demand of any kind.
          (e) Borrowers may seek, at their option, upon at least thirty (30) Business Days’ prior written notice to the Agent, to increase the Total Commitment Amount by an amount of up to, but not exceeding, an additional Fifty Million Dollars ($50,000,000) over the Total Commitment Amount in effect on the Closing Date; provided that any such increase in the Total Commitment Amount shall be in an aggregate amount, for all of the Banks, of not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000). Such notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Event of Default has occurred and is continuing. The Agent shall, after receiving such notice, offer the increase (which may be declined by any Bank in its sole discretion) in the Total Commitment Amount on a ratable basis to the Banks. If any Bank declines to increase its Revolving Credit Commitment by an amount equal to its Pro Rata Share of the requested increase of the Total Commitment Amount, the Agent and the Borrowers may offer such increase of the Total Commitment Amount on a non pro-rata basis to one or more Banks and/or to other banks or financial institutions reasonably acceptable to the Agent and the Borrowers. No increase in the Total Commitment Amount shall become effective until (i) (A) the existing or new Banks extending such incremental Revolving Credit Commitment amount and the Borrowers shall have delivered to the Agent a document in form reasonably satisfactory to the Agent pursuant to which any such existing Bank confirms the amount of its Revolving Credit Commitment increase, any such new Bank states its Revolving Credit Commitment amount and agrees to assume and accept the obligations and rights of a Bank hereunder, and the Borrowers accept such incremental Revolving Credit Commitments, and (B) Borrowers shall have executed and delivered to Agent and the Banks such replacement or additional Revolving Credit Notes as shall be required by Agent, (ii) the Guarantors shall have delivered to the Agent a signed acknowledgment confirming their continuing obligations under the Guarantees after giving effect to the contemplated increase in the Total Commitment Amount, and (iii) Agent shall have received such evidence of organizational existence, authority to enter into the contemplated transactions and agreements and opinion letters as are required by the Agent in connection with any such increase in the Total Commitment Amount. The Banks (new or existing) shall accept an assignment from the existing Banks, and the existing Banks shall make an assignment to the new or existing Bank accepting a new or increased Revolving Credit Commitment, of an interest in each then outstanding Loan (if any) such that, after giving effect thereto, all such Loans are held ratably by the Banks in proportion to their respective Revolving Credit Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest. Entitlement to ongoing commitment fees under Section 2.04 or letter of credit fees under Section 2.06, as applicable, shall be allocated ratably to the Banks following such increase in proportion to the new Revolving Credit Commitments based upon the date such new Revolving Credit Commitment amounts become effective.
     2.01.5 Swing Line Loan Facility.
          (a) Swing Line Loans. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swing Line Lender may, in its sole and absolute discretion, make available to the Borrowers at any time and from time to time during the period from the Closing Date through and including the Business Day immediately preceding the earlier of (i) the date upon which the aggregate unpaid principal balance of the Swing Line Loans become due and payable by demand or (ii) the Expiry Date, by making Swing Line Loans to the Borrowers in an aggregate principal amount not exceeding at any one time outstanding Five Million and 00/100 Dollars ($5,000,000.00) (the “Swing Line Loan Facility”). If not sooner paid, each Swing Line Loan, all unpaid interest thereon and all other sums and costs incurred hereunder with respect to such Swing Line Loan shall be immediately due and payable on the earlier of (i) thirty (30) Business Days from the date such Swing Line Loan was made, (ii) demand or (iii) the Expiry Date, without notice, presentment or demand (unless payable by demand). Within the limits of time and amount set forth in this Section 2.01.5, and subject to the provisions of this Agreement including, without limitation, the Swing Line Lender’s right to demand repayment of the Swing Line Loans at any time with or without the occurrence of an Event of Default, the Borrowers may borrow, repay and reborrow under this Section 2.01.5.
          (b) Swing Line Note. The obligation of the Borrowers to repay the unpaid principal amount of the Swing Line Loans made to the Borrowers by the Swing Line Lender and to pay interest on the unpaid principal amount thereof will be evidenced by the Swing Line Note of the Borrowers. The executed Swing Line Note will be delivered by the Borrowers to the Swing Line Lender on the Closing Date.
          (c) Making of Swing Line Loans. Subject to the terms and conditions set forth in this Agreement and the other Loan Documents, and provided that the Borrowers have satisfied all applicable conditions specified in Article IV hereof, the Swing Line Lender may, in its sole and absolute discretion, make Swing Line Loans to the Borrowers on such Business Day and in such amount as (i) an Authorized Representative of the Borrowers shall request by written or telephonic notice (confirmed promptly, but in no event later than one (1) Business Day thereafter in writing) received by the Swing Line Lender no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the date of requested disbursement of the Swing Line Loan or (ii) otherwise agreed to by the Borrowers and the Swing Line Lender in accordance with the Cash Management Master Agreement, dated March 24, 2003, by and among the Swing Line Lender and the Borrowers which incorporates by reference the Cash Sweep Terms and Conditions executed by the Borrowers and accepted by the Swing Line Lender on March 24, 2003 (collectively, the “Cash Management Agreement”). Subject to the terms and conditions of this Agreement and the terms and conditions of the Cash Management Agreement, on each borrowing date, the Swing Line Lender shall make the proceeds of the Swing Line Loan available to the Borrowers at the Swing Line Lender’s Office in immediately available funds not later than 2:00 p.m., Pittsburgh, Pennsylvania time. Notwithstanding anything contained herein, the Swing Line Lender shall notify the Borrowers prior to terminating the Swing Line Loan Facility and/or the services provided under the Cash Management Agreement. The Swing Line Lender shall give notice to the Agent no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) of the next Business Day or such other time as the Agent and the Swing Line Lender may agree of the amount of each such Swing Line Loan.
               (d) Refunded Swing Line Loans. With respect to any Swing Line Loans, the Swing Line Lender may, at any time in its sole and absolute discretion, deliver to the Agent (with a copy to the Borrowers), no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the first (1st) Business Day immediately preceding the proposed date of disbursement, a notice (which shall be deemed to be a notice of borrowing given by an Authorized Representative) requesting the Banks to make Revolving Credit Loans that are Base Rate Loans on such date in an amount equal to the amount of such Swing Line Loans outstanding on the date such notice is given which the Swing Line Lender requests the Banks to prepay (the “Refunded Swing Line Loans”). Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Credit Loans made by Banks other than the Swing Line Lender shall be immediately delivered by the Agent to the Swing Line Lender (and not to the Borrowers) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Credit Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Credit Loan made by the Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of the Swing Line Lender but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Credit Loans and shall be due under the Revolving Credit Note of the Swing Line Lender.
          Anything contained herein to the contrary notwithstanding, each Bank’s obligation to make Revolving Credit Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Default; (c) any Material Adverse Change; (d) any breach of this Agreement or any other Loan Document by the Borrowers; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Bank are subject to the condition that (X) the Swing Line Lender believed in good faith that all conditions under Article IV to the making of the applicable Swing Line Loans were satisfied at the time such Swing Line Loans were made or (Y) the satisfaction of any such condition not satisfied had been waived in writing by the Banks prior to or at the time such Swing Line Loans were made.
     2.02 Interest Rates.
          (a) Interest on the Revolving Credit Loans and Swing Line Loans. Subject to the terms and conditions of this Agreement, the aggregate outstanding principal balance of the Swing Line Loans shall be Libor Advantage Rate Loans which shall bear interest during each applicable Libor Advantage Loan Interest Period at the Libor Advantage Rate plus the Applicable Libor Advantage Margin as determined below and the aggregate outstanding principal balance of the Revolving Credit Loans shall be, at the option of the Borrowers as selected pursuant to Section 2.01(c) hereof, (x) Base Rate Loans which shall bear interest for each day at the rates set forth below or (y) Libor Rate Loans which shall bear interest during each applicable Interest Period at the rates set forth below:
               (i) Subject to the terms and conditions of this Agreement, on the Closing Date and through the day immediately preceding the first Incentive Pricing Effective Date, (x) Revolving Credit Loans that are Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin corresponding to Tier I as set forth below, (y) Revolving Credit Loans that are Libor Rate Loans shall bear interest during each applicable Interest Period at a rate per annum equal to the Libor Lending Rate plus the Applicable Libor Margin corresponding to Tier I as set forth below, and (z) Swing Line Loans shall bear interest during each applicable Libor Advantage Loan Interest Period at a rate per annum equal to the Libor Advantage Rate plus the Applicable Libor Advantage Margin corresponding to Tier I as set forth below;
               (ii) Subject to the terms and conditions of this Agreement, during each Fiscal Quarter, in accordance with Section 5.01(b) hereof, the Borrowers shall submit to the Agent and the Banks quarterly financial statements (the Fiscal Quarter in which such financial statements are required to be received by the Agent and the Banks is the “Reporting Quarter”) as of the last day of the Fiscal Quarter immediately preceding such Reporting Quarter (with respect to any Reporting Quarter, the Fiscal Quarter immediately preceding such Reporting Quarter is the “Measurement Quarter”). Upon receipt of such quarterly financial statements by the Agent and the Banks in accordance with Section 5.01(b), the Borrowers’ Leverage Ratio shall be calculated as of the last day of the Measurement Quarter ending September 30, 2010 and as of the last day of each Measurement Quarter thereafter. From the first day of the first full calendar month following the Agent’s and the Banks’ receipt of such quarterly financial statements (the “Incentive Pricing Effective Date”) until the next Incentive Pricing Effective Date, (x) Base Rate Loans shall bear interest for each day at a rate per annum equal to the Base Rate plus the applicable margin determined by reference to the Borrowers’ Leverage Ratio as set forth below (the “Applicable Base Rate Margin”), (y) Libor Rate Loans shall bear interest during each applicable Interest Period at a rate per annum equal to the Libor Lending Rate plus the applicable margin determined by reference to the Borrowers’ Leverage Ratio as set forth below (the “Applicable Libor Margin”) and (z) Libor Advantage Rate Loans shall bear interest during each applicable Libor Advantage Loan Interest Period at a rate per annum equal to the Libor Advantage Rate plus the applicable margin determined by reference to the Borrowers’ Leverage Ratio as set forth below (the “Applicable Libor Advantage Margin”):

		Applicable
		Libor Margin
		and
		Applicable	Applicable	Applicable
		Libor	Base Rate	Unused	Applicable
Tier	Leverage Ratio	Advantage Margin	Margin	Fee	L/C Margin

I	≤ 0.75	1.25%	0.25%	0.20%	1.25%
II	< 0.75 ≤ 1.25	1.50%	0.50%	0.25%	1.50%
III	> 1.25 ≤ 1.75	1.75%	0.75%	0.30%	1.75%
IV	> 1.75	2.00%	1.00%	0.35%	2.00%
               (iii) Subject to the terms and conditions of this Agreement, in the event that the Borrowers fail to timely deliver the financial statements required by Section 5.01(b) hereof, the Applicable Margin shall be the amount corresponding to Tier IV until the delivery of such financial statements.
          (b) Calculation of Interest and Fees; Adjustment to Base Rate. Interest on the Loans, unpaid fees and other sums payable hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed. In the event of any change in the Base Rate, the rate of interest applicable to each Base Rate Loan shall be adjusted to immediately correspond with such change; provided, however, that any interest rate charged hereunder shall not exceed the Maximum Rate.
          (c) Interest After Maturity or Default; Interest Laws. Upon the occurrence and during the continuance of an Event of Default, (i) the unpaid principal amount of the Loans or any portion thereof, accrued interest thereon, any fees or any other sums payable hereunder shall thereafter until paid in full bear interest at a rate per annum equal to the Applicable Rate plus two percent (2.00%); (ii) each Libor Rate Loan shall automatically convert into a Base Rate Loan at the end of the applicable Interest Period; and (iii) no Loans may be made as, continued as or converted into a Libor Rate Loan. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrowers shall not be required to pay, and the Banks shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrowers shall not be obligated to pay any Excess Interest; (3) any Excess Interest that any Bank may have received hereunder shall be, at the Majority Banks’ option, (a) applied as a credit against the outstanding principal balance of the Indebtedness evidenced by the Notes or accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrowers shall have no action against the Agent or the Banks for any damages arising out of the payment or collection of any Excess Interest.
     2.03 Interest Payments. The Borrowers shall pay to the Agent for the ratable account of the Banks interest on the aggregate outstanding balance of the Revolving Credit Loans which are Base Rate Loans in arrears on the first day of each calendar month through and including the Expiry Date. The Borrowers shall pay to the Agent for the ratable account of the Banks interest on the unpaid principal balance of the Revolving Credit Loans that are Libor Rate Loans on the earlier of (i) the last day of the applicable Interest Period for such Loan or (ii) for such Loans with an applicable Interest Period exceeding three (3) months, on each and every three (3) month anniversary of each such Loan during the period from the Closing Date to and including the Expiry Date. The Borrowers shall pay to the Swing Line Lender interest on the unpaid principal balance of the aggregate outstanding balance of the Swing Line Loans in arrears, on each Libor Advantage Loan Interest Payment Date through and including the earlier of demand or the Expiry Date. After maturity of any part of the Loans (whether upon the occurrence of an Event of Default, by acceleration, demand or otherwise), interest on such part of the Loans shall be immediately due and payable upon delivery by the Agent of an invoice for such interest without further notice, presentment, or demand of any kind.
     2.04 Fees.
          (a) The Borrowers shall pay to the Agent for the account of each Bank in accordance with its Pro Rata Share, a non-refundable upfront fee in the aggregate amount of Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000.00).
          (b) The Borrowers shall pay to the Agent for the account of each Bank, (i) a commitment fee on the unused portion of the Revolving Credit Facility Commitment during the period from the date of this Agreement to the Expiry Date, payable quarterly in arrears on the first (1st) day of each October, January, April and July of each calendar year and on the Expiry Date. Such fee shall be equal to the amount by which the amount of each Bank’s Commitment has exceeded the average daily closing principal balance of the sum of such Bank’s Revolving Credit Loans (for purposes of this computation, the Swing Line Loans shall be deemed to be borrowed amounts under the Revolving Credit Commitment of Citizens) plus its Pro Rata Share of the Letter of Credit Undrawn Availability during the preceding calendar quarter, multiplied by the applicable margin determined by reference to the Borrowers’ Leverage Ratio as set forth in Section 2.02(a)(ii) hereof (the “Applicable Unused Fee”), multiplied by a fraction, the numerator of which is the actual number of days in such calendar quarter and the denominator of which is three hundred sixty (360); and (ii) the Letter of Credit Commission pursuant to Section 2.06 hereof.
          (c) The Borrowers shall pay to the Agent for its own account the fees described in the first sentence of Section 2.06 hereof and in that certain fee letter of even date herewith by and among the Borrowers and the Agent in the amounts, and at the times, specified therein.

     2.05 Agreement to Issue Letters of Credit. From time to time during the period from the Closing Date to the thirtieth (30th) day preceding the Expiry Date, subject to the further terms and conditions hereof, including those required in connection with the making of Revolving Credit Loans, the Issuing Bank shall issue standby letters of credit or trade letters of credit (collectively with the Existing Letters of Credit, the “Letters of Credit”) for the account of the Borrowers in an amount not to exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate as a subfacility of the Revolving Credit Facility Commitment; provided, however, that on any date on which the Borrowers request a Letter of Credit, and after giving effect to the Letter of Credit Face Amount of such Letter of Credit, the sum of all Revolving Credit Loans outstanding, the sum of all Swing Line Loans outstanding and the Letter of Credit Undrawn Availability shall not exceed the Revolving Credit Facility Commitment. All such Letters of Credit shall be issued by the Issuing Bank in accordance with its then current practice relating to the issuance of letters of credit including, but not limited to, the execution and delivery to the Issuing Bank of applications and agreements required by the Issuing Bank and the payment by the Borrowers of all applicable fees with respect thereto. As of the date hereof, those letters of credit set forth on Schedule 2.05 hereof (collectively, the “Existing Letters of Credit”), which were previously issued by the Issuing Bank for the account of the Borrowers, or any of them, and which are outstanding on the date hereof, will be deemed to be Letters of Credit issued and outstanding hereunder.
          Each request for a Letter of Credit shall be delivered to the Issuing Bank no later than 10:00 a.m. (Pittsburgh, Pennsylvania time) on the second (2nd) Business Day, or such shorter period as may be agreed to by the Issuing Bank, prior to the proposed date of issuance. Each such request shall be in a form acceptable to the Issuing Bank and specify the Letter of Credit Face Amount thereof, the account party, the beneficiary, the intended date of issuance, the expiry date thereof, and the nature of the transaction to be supported thereby. All such Letters of Credit shall be issued by the Issuing Bank in accordance with its then current practice relating to the issuance of Letters of Credit including, but not limited to, the execution and delivery to the Issuing Bank of applications and agreements required by the Issuing Bank and the payment by the Borrowers of all applicable fees required by Section 2.06 hereof. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Bank’s Pro Rata Share of the Letter of Credit Face Amount of such Letter of Credit; provided, that the Issuing Bank believed in good faith that all conditions under Article IV to the issuing of such Letter of Credit were satisfied at the time such Letter of Credit was issued or the satisfaction of any such condition not satisfied had been waived in writing by the Banks prior to or at the time such Letter of Credit was issued. The Issuing Bank shall promptly, but in any event not later than the next Business Day, provide to each Bank notice of each such request for a Letter of Credit by the Borrowers.
     2.06 Letter of Credit Fees. The Borrowers shall pay to the Issuing Bank for its own account (a) a fronting fee for each Letter of Credit issued hereunder, such fee shall be equal to one-eighth of one percent (0.125%) of the daily average Letter of Credit Undrawn Availability during the preceding calendar quarter, payable quarterly in arrears beginning on October 1, 2010 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Expiry Date, (b) the Issuing Bank’s standard amendment fees for each Letter of Credit issued hereunder, such fee to be paid on the date of the amendment of such Letter of Credit and (c) any reasonable out-of-pocket expenses and costs incurred by the Issuing Bank for the issuance of any Letter of Credit issued hereunder, such fees to be paid on the day of issuance of such Letter of Credit. The Borrowers shall also pay to the Agent for the ratable account of the Banks a fee (the “Letter of Credit Commission”) equal to the daily average Letter of Credit Undrawn Availability multiplied by the applicable margin determined by reference to the Borrowers’ Leverage Ratio as set forth in Section 2.02(a)(ii) hereof (the “Applicable L/C Margin”), such fee to be paid quarterly in arrears beginning on October 1, 2010 and continuing on the first (1st) day of each January, April, July and October thereafter and on the Expiry Date. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Letter of Credit Commission shall be increased by two percent (2.00%) per annum.
     2.07 Payments Under Letters of Credit. Upon a draw under any Letter of Credit, the Borrowers shall immediately, but in any event not later than the end of such Business Day, reimburse the Issuing Bank for such drawing under a Letter of Credit. If (i) the Borrowers shall not have reimbursed the Issuing Bank for such drawing under such Letter of Credit by the end of such Business Day, (ii) the Issuing Bank must for any reason return or disgorge such reimbursement, or (iii) the Borrowers are required to make a payment under Section 7.02(a)(ii) hereof and fail to make such payment, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under Section 7.02(a)(ii) hereof shall automatically be converted into a Revolving Credit Loan which shall be a Base Rate Loan made on the date of such drawing for all purposes of this Agreement. The Borrowers’ obligation to reimburse the Issuing Bank with respect to each drawing under a Letter of Credit shall be absolute and unconditional.
     2.08 Period of Issuance and Term of Letters of Credit. Letters of Credit shall only be issued by the Issuing Bank for the account of the Borrowers for such terms which expire at least ten (10) days prior to the Expiry Date.
     2.09 Booking of Libor Rate Loans. Each Bank may make, carry or transfer Libor Rate Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Bank; provided, however, that no such action shall result in increased liability or cost to the Borrowers, including any increased liability or cost pursuant to Section 2.11 or 2.12 hereof.
     2.10 Assumptions Concerning Funding of Libor Rate Loans. Calculation of all amounts payable to each Bank under Section 2.11(c) shall be made as though each Bank had actually funded its relevant Libor Rate Loan through the purchase of a Libor deposit bearing interest at the Libor Rate in an amount equal to the amount of that Libor Rate Loan and having maturity comparable to the relevant Interest Period and through the transfer of such Libor deposit from an offshore office to a domestic office in the United States of America; provided, however, that each Bank may fund each of its Libor Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 2.11(c).
     2.11 Additional Costs.
          (a) If, due to either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), there shall be any increase in the cost to, or reduction in income receivable by, a Bank of making, funding or maintaining Loans (or commitments to make the Loans), then the Borrowers shall from time to time, upon demand by such Bank made within a reasonable time after such Bank’s determination thereof, pay to the Agent for the account of such Bank additional amounts sufficient to reimburse such Bank for any such additional costs or reduction in income. All such additional amounts shall be determined by such Bank in good faith using appropriate attribution and averaging methods ordinarily employed by such Bank. A certificate of such Bank submitted to the Borrowers in good faith as to the amount of such additional costs shall be presumptive evidence of such amount. Within ten (10) Business Days after the Agent or such Bank notifies the Borrowers in writing of any such additional costs pursuant to this Section 2.11(a), the Borrowers may (A) repay in full all Loans of any types so affected then outstanding, together with interest accrued thereon to the date of such repayment, or (B) convert all Loans of any types so affected then outstanding into Loans of any other type not so affected upon not less than four (4) Business Days’ notice to the Agent. If any such repayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrowers also shall pay to the Agent for the ratable account of the Banks such additional amounts as set forth in Section 2.11(c).
          (b) If either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), affects the amount of capital required to be maintained by any Bank or any corporation controlling any Bank and such Bank reasonably determines in good faith that the amount of such capital is increased by or based upon the existence of the Loans (or commitment to make the Loans), then, within ten (10) Business Days of demand by such Bank, the Borrowers shall pay to the Agent for the account of such Bank from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank reasonably determines in good faith such increase in capital to be allocable to the existence of such Bank’s Loans (or commitment to make the Loans). Any such demand by a Bank must be made by such Bank within a reasonable time. A certificate of such Bank in good faith submitted to the Borrowers as to such amounts shall be presumptive evidence of such amounts. Within ten (10) Business Days after the Agent or such Bank notifies the Borrowers in writing of any such additional costs pursuant to this Section 2.11(b), the Borrowers may (A) repay in full all Loans of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment, or (B) convert all Loans of any types so affected then outstanding into Loans of any other type not so affected upon not less than four (4) Business Days’ notice to such Bank. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrowers also shall pay to the Agent for the ratable account of the Banks such additional amounts as set forth in Section 2.11(c).
          (c) If the Borrowers shall repay any Libor Rate Loan on a day other than the last day of the applicable Interest Period for such Loan (whether such repayment is (i) permitted by this Section 2.11 or Section 2.12, (ii) permitted as a result of the failure of the Borrowers to consummate a transaction after providing notice as set forth in Section 2.01(c)(ii), (iii) otherwise permitted by a Bank, or (iv) otherwise required under the terms of this Agreement), the Borrowers shall within ten (10) Business Days of written demand pay to the Agent for the ratable benefit of the Banks such additional amounts reasonably determined by the Banks in good faith to be sufficient to indemnify the Banks against any loss, cost, or expense incurred by the Banks as a result of such prepayment including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Banks to fund such Loan, and a certificate as to the amount of any such loss, cost or expense submitted by any Bank to the Borrowers in good faith shall be presumptive evidence of such amount.
     2.12 Illegality; Impracticability. Notwithstanding any other provision contained in this Agreement, if: (a) it is unlawful, or any central bank or other Official Body shall determine that it is unlawful, for the Agent or any Bank to perform its obligations hereunder to make, continue, or convert Loans hereunder; or (b) on any date on which a Libor Rate would otherwise be set, any Bank shall have in good faith determined (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining a Libor Rate, (ii) a contingency has occurred which materially and adversely affects the interbank markets, or (iii) the effective cost to such Bank of funding a proposed Libor Rate Loan exceeds the Libor Rate then (y) upon written notice thereof by the Agent or such Bank to the Borrowers, the obligation of such Bank to make or continue a Loan of a type so affected or to convert any type of Loan into a Loan of a type so affected shall terminate and the Banks shall thereafter be obligated to make Base Rate Loans whenever any written notice requests any type of Loans so affected and (z) upon written demand therefor by such Bank to the Borrowers, the Borrowers shall (i) forthwith prepay in full all Loans of the type so affected then outstanding, together with interest accrued thereon or (ii) request that such Bank, upon five (5) Business Days’ notice, convert all Loans of the type so affected then outstanding into Loans of a type not so affected. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrowers also shall pay to the Agent for the ratable benefit of the Banks such additional amounts as set forth in Section 2.11(c).
     2.13 Payments. All payments to be made with respect to principal, interest, fees or other amounts due from the Borrowers under this Agreement or under the Notes are payable at 12:00 noon (Pittsburgh, Pennsylvania time), on the day when due, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action for the payments will accrue immediately. All such payments must be made to the Agent at its Office in U.S. Dollars and in funds immediately available at such Office, without setoff, counterclaim or other deduction of any nature. The Agent may in its discretion deduct such payments from the Borrowers’ demand or deposit accounts with Agent if not paid within five (5) days after the due date. All such payments shall be applied at the option of the Agent and the Banks to accrued and unpaid interest, outstanding principal and other sums due under this Agreement in such order as the Agent and the Banks, in their sole discretion, shall elect. All such payments shall be made absolutely net of, without deduction or offset, and altogether free and clear of any and all present and future taxes, levies, deductions, charges, and withholdings and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Banks under the Laws of the United States or any state or political subdivision thereof. If the Borrowers are compelled by Law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges, or withholdings (collectively, the “Required Deductions”), the Borrowers will pay to the Agent for the ratable benefit of the Banks an additional amount equal to the sum of (i) the aggregate amount of all Required Deductions and (ii) the aggregate amount of United States federal or state income taxes required to be paid by the Banks in respect of such Required Deductions.
     2.14 Loan Account. The Agent will open and maintain on its books and records, including computer records, in accordance with its customary procedures, a loan account (the “Loan Account”) for the Borrowers in which shall be recorded the date and amount of each Loan made by the Banks and the date and amount of each payment and prepayment in respect thereof. The Agent shall record in the Loan Account the principal amount of the Loans owing to each Bank from time to time. The Loan Account for the Borrowers will be presumptive evidence as to the information contained therein. Any failure by the Agent to make any such notation or record shall not affect the obligations of the Borrowers to the Banks with respect to the Loans.
     2.15 Estoppel. As further consideration for the entry of the Banks into this Agreement, the Borrowers hereby represent and warrant that they do not presently have any claims or actions of any kind at law or in equity against the Agent, the Swing Line Lender, the Issuing Bank or any of the Banks arising out of or in any way relating to transactions referenced in or contemplated by this Agreement or any acts, transactions, or events that are or were the subject matter of any other prior loans, agreements or guaranties involving one or more of the Borrowers and the Agent, the Swing Line Lender, the Issuing Bank or any of the Banks.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Loan Parties represent and warrant to the Agent and the Banks that:
     3.01 Organization and Qualification. The Borrowers and their Subsidiaries are corporations duly organized, validly existing and in good standing under their respective jurisdictions of incorporation. Except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect, the Borrowers and their Subsidiaries are duly qualified or licensed to do business as a foreign corporation or partnership and are in good standing in all jurisdictions in which the ownership of their properties or the nature of their activities or both makes such qualification or licensing necessary.
     3.02 Power to Carry on Business; Licenses. Each Borrower and its Subsidiaries have all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently planned to be conducted. Except to the extent that the failure to have any such license, permit, consent or approval would not have a Material Adverse Effect, each Borrower and its Subsidiaries have all licenses, permits, consents and governmental approvals or authorizations necessary to carry on its business as now conducted and as presently planned to be conducted.
     3.03 Execution and Binding Effect. This Agreement, the Notes, the Guarantees and the other Loan Documents to which the Loan Parties are a party have been duly authorized by all appropriate corporate action of each Loan Party, have been duly and validly executed and delivered by each Loan Party which is a party thereto, and each such document or agreement constitutes a legal, valid and binding obligation of such Loan Parties, enforceable against each such Borrower in accordance with its terms.
     3.04 Absence of Conflicts. Neither the execution and delivery of this Agreement or the other Loan Documents, nor the consummation of the transactions contemplated in any of them, nor the performance of or compliance with their terms and conditions will (a) violate any Law, (b) conflict with or result in a breach of or a default under the articles or certificate of incorporation or by-laws of any Loan Party, (c) conflict with or result in a breach or a default under any material agreement or instrument to which any Loan Party or its Subsidiaries is a party or by which any of them or any of their properties (now owned or acquired in the future) may be subject or bound or (d) result in the creation or imposition of any material Lien upon any property (owned or leased) of any Loan Party or its Subsidiaries.
     3.05 Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions contemplated in any of them, or the performance of or compliance with the terms and conditions of this Agreement or the other Loan Documents.
     3.06 Title to Property. Each Loan Party and its Subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all other property purported to be owned by it, including that reflected in the most recent balance sheet referred to in Section 3.07 of this Agreement or submitted pursuant to Section 5.01(a) of this Agreement (except as sold or otherwise disposed of in the ordinary course of business), subject only to Liens not forbidden by Section 6.01 of this Agreement.
     3.07 Financial Statements.
          (a) The Loan Parties have delivered to the Agent and the Banks a Consolidated balance sheet and related statements of income, retained earnings and cash flow of the Loan Parties and their Subsidiaries for the fiscal year ending December 31, 2009, as audited by Deloitte & Touche LLP without qualification. Such financial statements (including the notes) present fairly the Consolidated financial condition of the Loan Parties and their Subsidiaries as of the end of such fiscal period and the results of their operations and the changes in financial position for the fiscal period then ended, all in accordance with GAAP applied consistently with that of the preceding fiscal year.
          (b) The Loan Parties have delivered to the Agent and the Banks the internally prepared Consolidated and consolidating balance sheets and related statements of income and cash flow of the Loan Parties and their Subsidiaries that the Loan Parties used to prepare the Loan Parties’ and their Subsidiaries’ quarterly financial results as of, and for the Fiscal Quarter ending, June 30, 2010, as set forth in their 10-Q reports. Such financial statements provided by the Loan Parties present fairly the financial position of each Borrower and its Subsidiaries as of the end of such period and the results of their operations and their cash flow for the period then ended, all in conformity with sound accounting principles, applied on a basis consistent with that of the preceding fiscal periods.

     3.08 Taxes. All tax returns required to be filed by each Borrower and its Subsidiaries have been properly prepared, executed and filed. Except as may be permitted under Section 5.05 hereof, all material taxes, assessments, fees and other governmental charges upon each Borrower and its Subsidiaries or upon any of their properties, income, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of the Loan Parties and their Subsidiaries are adequate for all open years and for the current fiscal period. No Borrower knows of any proposed additional material assessment or basis for any material assessment for additional taxes (whether or not reserved against).
     3.09 Litigation. Except as reflected in MBC’s most recent periodic reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, copies of which have been delivered to the Agent and the Banks and, except as set forth on Schedule 3.09 hereto, there is no pending, or to the best knowledge of MBC, contemplated or threatened, action, suit or proceeding by or before any Official Body against or affecting any Borrower or its Subsidiaries, at Law or equity, which, if adversely decided, would have a Material Adverse Effect.
     3.10 Compliance with Laws. To the best of MBC’s knowledge, except as set forth in Schedule 3.10 hereto, no Borrower nor any Subsidiary of a Borrower is in violation of or subject to any material contingent liability on account of any Law which in the aggregate would have a Material Adverse Effect.
     3.11 Pension Plans. Except as described in Schedule 3.11 to this Agreement, (a) each Plan has been and will be maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA and other applicable Laws; (b) no Reportable Event which could have a Material Adverse Effect, has occurred and is continuing with respect to any Plan; (c) no material liability to the PBGC has been incurred and is outstanding with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan where such termination would have a Material Adverse Effect; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than 20% of the total number of employees who are participants under a Plan.
     3.12 Patents, Licenses, Franchises. The Loan Parties and their Subsidiaries own or possess the right to use all of the material patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate their properties and to carry on their businesses as presently conducted and presently planned to be conducted without conflict with the rights of others. There are no currently pending or, to the best knowledge of MBC, threatened claims with respect to infringement by or against any Borrower or any Subsidiary of a Borrower of any of the foregoing.
     3.13 Environmental Matters. Except as set forth in Schedule 3.13 hereof,

          (a) To the best knowledge of MBC, no Borrower nor any Subsidiary of a Borrower is in violation of The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, The Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, The Clean Water Act, The Toxic Substances Control Act and The Clean Air Act or any rule or regulation promulgated pursuant to any of the foregoing statutes, or any other federal, state or local environmental Law applicable to any Borrower, its Subsidiaries, or their respective properties (all of the foregoing are sometimes collectively referred to in this Section 3.13 as the “Environmental Laws”) except to the extent that such violations in the aggregate would not have a Material Adverse Effect;
          (b) To the best knowledge of MBC, neither the Loan Parties, their Subsidiaries nor any of their Affiliates, directors, officers, employees, agents or independent contractors have arranged, by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for the transport, disposal or treatment of, any Hazardous Substance (as defined by CERCLA, as amended), owned, used or possessed by any Borrower or any Subsidiary of a Borrower, whether or not to a location identified by the Environmental Protection Agency (the “EPA”) on the National Priorities List, 40 C.F.R. Part 300 (or proposed by the EPA in the Federal Register for listing on such National Priorities List) or identified under any corresponding state Law concerning cleanup of waste disposal sites (a “State Superfund Law”) except to the extent that the same has been performed in compliance with all Environmental Laws, the non-compliance with which in the aggregate would not have a Material Adverse Effect;
          (c) To the best knowledge of MBC, no predecessor of a Borrower has arranged by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for transport for the disposal or treatment of, any Hazardous Substance, owned, used or possessed by the predecessor, except to the extent that the same has been performed in compliance with all Environmental Laws, the non-compliance with which in the aggregate would not have a Material Adverse Effect;
          (d) Neither the Loan Parties, their Subsidiaries nor any of their Affiliates “owned” or “operated” any “facility” at the time any Hazardous Substances were disposed of at such facility within the meaning of CERCLA, as amended, or any State Superfund Law in violation of any applicable Environmental Laws except to the extent that such violations would not have a Material Adverse Effect.
     3.14 Proceeds. The Borrowers will use the proceeds of the Revolving Credit Loans for general corporate and working capital purposes.
     3.15 Margin Stock. The Borrowers will make no borrowing under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. No Borrower owns any “margin stock”. No Borrower is engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”.

     3.16 No Event of Default; Compliance with Material Agreements. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. No Borrower nor any of their Subsidiaries is (i) in violation of any term of any charter instrument or bylaw or (ii) in default under any material agreement, lease or instrument to which it is a party or by which it or any of its properties (owned or leased) may be subject or bound.
     3.17 No Material Adverse Change. Except as otherwise disclosed herein, since December 31, 2009, there has been no Material Adverse Change.
     3.18 Subsidiaries. Schedule 3.18 to this Agreement sets forth each Subsidiary of each Borrower, the authorized and outstanding capital stock (or other equity interest) of such Subsidiary and the outstanding capital stock (or other equity interest) of such Subsidiary which is owned by any Borrower or any of its Subsidiaries.
     3.19 Labor Controversies. There are no labor controversies pending or, to the best knowledge of the officers and directors of MBC, threatened, against any Borrower or any of its Subsidiaries which, if adversely determined, would have a Material Adverse Effect.
     3.20 Solvency. After the making of the Loans, each Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property having a value at both fair valuation and at fair saleable value in the ordinary course of its business greater than the amount required to pay its debts as they become due. No Borrower was insolvent immediately prior to the date of this Agreement and no Borrower will be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated by this Agreement.
     3.21 Governmental Regulation. The Loan Parties are not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.
     3.22 Accurate and Complete Disclosure. No representation or warranty made by any Loan Party under this Agreement, the other Loan Documents or the schedules and exhibits attached thereto, and to the best knowledge of the officers and directors of MBC, no statement made by any Loan Party or its Subsidiaries in any financial statement (furnished pursuant to Sections 3.07 or 5.01 or otherwise), certificate, report, exhibit or document furnished by any Borrower or its Subsidiaries to the Agent or any Bank pursuant to or in connection with this Agreement is false or misleading (including by omission of information necessary to make such representation, warranty or statement not misleading) in any manner which would have a Material Adverse Effect.
     3.23 Anti-Terrorism Laws.
          (a) No Loan Party nor any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (b) No Loan Party, nor or any Affiliate of any Loan Party, or its respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):
               (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
               (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
               (iii) a Person with which the Banks are prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;
               (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or
               (vi) a Person who is affiliated or associated with a person or entity listed above.
          (c) No Loan Party or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.
ARTICLE IV
CONDITIONS OF LENDING
     The obligation of the Banks to make any Loan is subject to the satisfaction of the following conditions:
     4.01 Representations and Warranties: Events of Default and Potential Defaults. The representations and warranties contained in Article III shall be true and correct on and as of the date of each Loan with the same effect as though made on and as of each such date. On the date of each Loan, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made on such date. Each request by the Borrowers for any Loan shall constitute a representation and warranty by the

Borrowers that the conditions set forth in this Section 4.01 have been satisfied as of the date of such request. The failure of the Agent to receive notice from the Borrowers to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrowers that the conditions referred to in this Section 4.01 have been satisfied as of the date such Loan is made.
     4.02 Proceedings and Incumbency. As of the Closing Date, each Loan Party shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, dated as of the Closing Date and signed on behalf of such Loan Party by the Secretary of such Loan Party certifying as to (a) true copies of the articles of incorporation or certificate of incorporation, as the case may be, and bylaws of such Loan Party as in effect on such date, (b) true copies of all corporate action taken by such Loan Party relative to this Agreement, the Notes and the other Loan Documents including, but not limited to, that described in Section 3.03 of this Agreement, and (c) the names, true signatures and incumbency of the officers of such Loan Party authorized to execute and deliver this Agreement, the Notes and the other Loan Documents. The Agent and the Banks may conclusively rely on each such certificate unless and until a later certificate revising the prior certificate has been furnished to the Agent.
     4.03 Loan Documents. On or prior to the Closing Date, the Loan Documents, satisfactory in terms, form and substance to the Agent and the Banks, shall have been executed and delivered by the Loan Parties to the Agent and the Banks.
     4.04 Opinion of Counsel. On the Closing Date, there shall have been delivered to the Agent a written opinion, dated the Closing Date, of counsel to the Loan Parties, in form and substance satisfactory to the Agent and the Banks.
     4.05 Other Documents and Conditions. On or before the Closing Date, the following documents and conditions shall have been delivered to the Agent or satisfied by or on behalf of the Loan Parties to the satisfaction of the Agent:
          (a) Good Standing Certificates. (i) A good standing certificate of each of the Loan Parties certifying as to the good standing and corporate status of each such Loan Party in its jurisdiction of incorporation; and (ii) good standing/foreign qualification certificates from each of the material jurisdictions in which such Loan Party is qualified to do business.
          (b) Financial Statements. Financial statements in form and substance satisfactory to the Banks, as described in Section 3.07 of this Agreement.
          (c) Lien Searches. Copies of UCC searches conducted for each Loan Party in the jurisdiction of incorporation of such Loan Party evidencing that no Liens exist against any Loan Party except those Liens permitted by Section 6.01 of this Agreement.
          (d) Termination Statements and Other Releases. Evidence satisfactory to the Agent that all necessary UCC-3 termination statements and other releases necessary to terminate any and all Liens with respect to the Loan Parties that are not permitted pursuant to Section 6.01 hereof have been filed or satisfactory arrangements have been made for such filing.

          (e) No Material Adverse Change. No Material Adverse Change shall have occurred with respect to any Borrower since December 31, 2009.
          (f) Refinancing of Commitments under Existing Loan Agreement. The commitments of the banks party to the Existing Loan Agreement shall have been terminated and all Indebtedness incurred by the Loan Parties thereunder shall have been paid in full.
          (g) Other Documents and Conditions. Such other documents and conditions as may reasonably be requested to be submitted to the Agent or any Bank by the terms of this Agreement or of any Loan Document or set forth on the Closing Checklist with respect to the transaction contemplated by this Agreement.
     4.06 Details, Proceedings and Documents. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Agent and the Banks and the Agent and the Banks shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Agent and the Banks, as the Agent and the Banks may request from time to time.
     4.07 Fees and Expenses. The Borrowers shall have paid all reasonable fees and charges as required for the Closing and relating to the Closing, including reasonable legal fees, closing costs, filing and notary fees and any other similar matters pertinent to the Closing.
ARTICLE V
AFFIRMATIVE COVENANTS
     The Loan Parties covenant to the Agent and the Banks as follows:
     5.01 Reporting and Information Requirements.
          (a) Annual Audited Reports. As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of the Loan Parties, the Loan Parties will furnish to the Agent and each of the Banks Consolidated audited statements of income, retained earnings and cash flow of the Loan Parties and their Subsidiaries for such fiscal year and a Consolidated audited balance sheet of the Loan Parties and their Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur) with such statements and balance sheet to be certified by independent certified public accountants of recognized standing selected by the Loan Parties. The certificate or report of such accountants described in the immediately preceding sentence that relates to the fair presentation of the Loan Parties’ financial position shall be free of exception or qualifications not reasonably acceptable to the Agent and the Banks and shall in any event contain a written statement of such accountants substantially to the effect that such accountants examined such statements and balance sheet in accordance with generally accepted auditing standards.

          (b) Quarterly Reports. As soon as practicable, and in any event within forty-five (45) days after the close of each Fiscal Quarter during the term of this Agreement, the Loan Parties will furnish to the Agent and each of the Banks the Consolidated and consolidating statements of income and cash flow and the Consolidated and consolidating balance sheet that the Loan Parties use to prepare the Loan Parties’ and their Subsidiaries’ quarterly financial results set forth in their 10-Q reports, all in reasonable detail. All such income statements, statements of cash flow and balance sheets shall be prepared by the Loan Parties and certified by the President or Chief Financial Officer or Corporate Controller of MBC as presenting fairly the Consolidated and consolidating financial position of the Loan Parties as of the end of such Fiscal Quarter and the results of their operations for such periods, in conformity with sound accounting principles (subject to normal and recurring year-end audit adjustments) applied in a manner consistent with that of the most recent audited financial statements furnished to the Banks.
          (c) Quarterly Compliance Certificate. The income statements and balance sheets as of and for the end of each Fiscal Quarter which are delivered pursuant to Section 5.01(b) of this Agreement shall be accompanied by a compliance certificate, substantially in the form of Exhibit “B” attached hereto, executed by the President or Chief Financial Officer or Corporate Controller of MBC, stating that no Event of Default or Potential Default exists and that the Loan Parties are in compliance with all applicable covenants contained in this Agreement. Such certificate shall include all figures necessary to calculate the Loan Parties’ compliance with all financial covenants set forth in this Agreement. If an Event of Default or Potential Default has occurred and is continuing or exists, such certificate shall specify in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Loan Parties with respect thereto.
          (d) Reports to Governmental Agencies and Other Creditors. As soon as practicable, and in any event within ten (10) days after the filing thereof, the Loan Parties shall furnish to the Agent and each of the Banks a copy of MBC’s 10-K and 10-Q reports, each proxy statement, each registration statement and all other reports which any Borrower is or may be required to file with the United States Securities and Exchange Commission or any State Securities Commission.
          (e) Audit Reports. In addition to the reports set forth above, promptly upon receipt thereof, and in any event within five (5) Business Days after receipt by any Borrower, the Loan Parties will deliver to the Agent and each of the Banks a copy of all formal or required reports submitted to any Borrower by its independent auditors, including comment or management letters, issued in connection with audits of the financial statements of any Borrower by such independent auditors.
          (f) Annual Plan. On or before January 31 of each calendar year, the Loan Parties shall submit to the Agent and each of the Banks projections for the Loan Parties and their Subsidiaries for such calendar year in form substantially similar to the form of the projections provided to the Loan Parties’ boards of directors for the fiscal year ending December 31, 2010.
          (g) Visitation; Audits. The Loan Parties will permit such Persons as the Agent or any of the Banks may designate (i) to visit and inspect any of the properties of the Loan Parties and their Subsidiaries, (ii) to examine, and to make copies and extracts from, the books and records of the Loan Parties and their Subsidiaries and (iii) to discuss their affairs with their officers during normal business hours; provided, however, if the Bank retains Persons not affiliated with the Bank to conduct any such audit, the Bank shall use its reasonable best efforts to ensure that such Persons are subject to appropriate non-disclosure and confidentiality requirements for the benefit of the Loan Parties. Provided that no Event of Default has occurred, the Agent or such Bank shall provide the Loan Parties with reasonable written notice of any such visitation or inspection. Upon the occurrence and during the continuation of an Event of Default, the Loan Parties will permit such Persons as the Agent or any of the Banks may designate (i) to visit and inspect any of the properties of the Loan Parties and their Subsidiaries, (ii) to examine, and to make copies and extracts from, the books and records of the Loan Parties and their Subsidiaries and (iii) to discuss their affairs with their officers and independent accountants at any time and without notice; provided, however, if the Bank retains Persons not affiliated with the Bank to conduct any such audit, the Bank shall use its reasonable best efforts to ensure that such Persons are subject to appropriate non-disclosure and confidentiality requirements for the benefit of the Loan Parties.
          (h) Notice of Event of Default. Promptly, and in any event within five (5) Business Days, after becoming aware of an Event of Default or Potential Default, the Borrowers will give the Agent and each of the Banks notice of the Event of Default or Potential Default, together with a written statement of the Presidents or Chief Financial Officers of the Borrowers setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Loan Parties with respect thereto.
          (i) Notice of Material Adverse Change. Promptly, and in any event within five (5) Business Days after becoming aware thereof, the Borrowers will give the Agent telephonic or telegraphic notice (with written confirmation sent on the same or next Business Day) with respect to any Material Adverse Change or any development or occurrence which would have a Material Adverse Effect.
          (j) Notice of Proceedings. Promptly, and in any event within five (5) Business Days, after becoming aware thereof, the Borrowers will give the Agent and each of the Banks notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting any Borrower which, if adversely decided, would have a Material Adverse Effect.
          (k) Further Information. The Loan Parties will promptly, but in any event within fifteen (15) days, furnish to the Agent and each of the Banks such other information, and in such form, as the Agent or the Majority Banks may reasonably request from time to time.
     5.02 Preservation of Existence and Franchises. Except as otherwise permitted under this Agreement, the Loan Parties will maintain their respective corporate existences, rights and franchises in full force and effect in their respective jurisdictions of incorporation. Except to the extent that the failure to be so qualified would not have a Material Adverse Effect, the Loan Parties and their Subsidiaries will qualify and remain qualified as a foreign corporation in each jurisdiction in which the ownership of their properties or the nature of their activities or both makes such qualification necessary.

     5.03 Insurance. The Loan Parties and their Subsidiaries will maintain with financially sound and reputable insurers insurance with respect to their properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is reasonably satisfactory to the Agent and as is customary in the case of corporations or other entities engaged in the same or similar business or having similar properties similarly situated. The Loan Parties agree to provide the Agent with thirty (30) days advance notice of the termination of any such insurance coverage.
     5.04 Maintenance of Properties. Except to the extent that the failure to do so would not have a Material Adverse Effect, the Loan Parties and their Subsidiaries will maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted), the properties now or in the future owned, leased or otherwise possessed by each of them and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements to the properties so that the business carried on in connection with the properties may be properly and advantageously conducted at all times.
     5.05 Payment of Liabilities. The Loan Parties and their Subsidiaries will pay or discharge:
          (a) on or prior to the date on which penalties attach, all taxes, assessments, fees and other governmental charges or levies imposed upon them or any of their respective properties, income, sales or franchises other than those contested with due diligence, in good faith, without the incurrence of any Lien which would have a Material Adverse Effect and for which the Loan Parties and their Subsidiaries have established sufficient reserves on their books;
          (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any of their respective property other than those contested with due diligence, in good faith, and for which the Loan Parties or their Subsidiaries have established adequate reserves on their books and for which the Loan Parties and their Subsidiaries have put in place adequate bonds or other security to cover the amount of any such Lien; and
          (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any of their property other than those contested with due diligence, in good faith without the occurrence of any Lien which would have a Material Adverse Effect and for which the Loan Parties and their Subsidiaries have established sufficient reserves on their books.
     5.06 Financial Accounting Practices. The Loan Parties and their Subsidiaries will make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     5.07 Compliance with Laws. The Loan Parties and their Subsidiaries shall comply with all applicable Laws, the non-compliance with which would have a Material Adverse Effect.
     5.08 Pension Plans. The Loan Parties and their Subsidiaries shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to any Borrower or its Subsidiaries in connection with such termination; (b) make contributions to each of their Plans in a timely manner and in a sufficient amount to comply in all material respects with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction (other than a Prohibited Transaction subject to an exemption under ERISA) or material accumulated funding deficiency as such term is defined in ERISA; and (d) notify the Agent immediately upon receipt by any Borrower or its Subsidiaries of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. The Borrowers shall deliver to the Agent and each of the Banks, promptly but in any event within ten (10) Business Days after the filing or receipt thereof, copies of all reports or notices which any Borrower or its Subsidiaries files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor, other than reports or notices which do not have a Material Adverse Effect.
     5.09 Use of Proceeds. The Borrowers shall use the proceeds of the Loans for the purposes set forth in Section 3.14 hereof.
     5.10 Continuation of and Change in Business. The Loan Parties and their Subsidiaries will continue to engage generally in business and activities substantially similar to those described in MBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 Form 10-K”) and the Loan Parties and their Subsidiaries will not engage in any other business or activity without the prior written consent of the Banks.
     5.11 Lien Searches. Upon an Event of Default, the Agent may, but shall not be obligated to, conduct lien searches of the Loan Parties, their Subsidiaries and their assets and properties at any time. The Borrowers shall reimburse the Agent for the Agent’s reasonable out of pocket costs and expenses in connection with such lien searches.
     5.12 Further Assurances. The Loan Parties, at their own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all further acts, documents and assurances as the Agent may from time to time reasonably request in order to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated by this Agreement.
     5.13 Financial Covenants. The following financial covenants with respect to the Loan Parties shall apply:

          (a) Leverage Ratio. As of September 30, 2010 and on the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, the Borrowers shall maintain a Leverage Ratio in an amount not to exceed 2.5 to 1.0.
          (b) Interest and Rent Coverage Ratio. As of September 30, 2010 and as of the last day of each Fiscal Quarter thereafter, for the period equal to the four (4) consecutive Fiscal Quarters then ending, the Borrowers shall maintain an Interest and Rent Coverage Ratio in an amount not less than 1.25 to 1.0; provided, however, that, for purposes of this calculation, “Rent Expense” shall be estimated by the Borrowers in good faith for each Fiscal Quarter ending June 30, September 30 and March 31 of each fiscal year of the Loan Parties.
     5.14 Amendment to Schedules. The Loan Parties may amend any one or more of the schedules referred to in this Agreement (subject to prior written consent of the Majority Banks) and any representation, warranty, or covenant contained herein which refers to any such schedule shall from and after the date of any such amendment refer to such schedule as so amended; provided, however, that in no event shall the amendment of any such schedule constitute a waiver by the Banks of any Potential Default or Event of Default that exists notwithstanding the amendment of such schedule.
     5.15 Additional Guarantors. The Borrowers will cause each Person which is or becomes a Material Domestic Subsidiary to become a Guarantor as promptly as practicable after (but in any event within ninety (90) days of) the date such Person first becomes a Material Domestic Subsidiary, by causing such Subsidiary to execute and deliver to the Agent a Guaranty, together with all documents which the Agent may reasonably request relating to the existence of such Subsidiary, the corporate authority for and the validity of such Guaranty, and any other matters reasonably determined by the Agent to be relevant thereto, all in form and substance reasonably satisfactory to the Agent.
ARTICLE VI
NEGATIVE COVENANTS
     The Loan Parties covenant to the Agent and the Banks as follows:
     6.01 Liens. No Borrower, nor any Subsidiary of a Borrower shall, at any time, incur, create, assume or permit to exist, any Lien on any of its property or assets, tangible or intangible, now or hereafter owned, or agree to become liable to do so, except:
          (a) such Liens existing on the Closing Date and set forth on Schedule 6.01 to this Agreement;
          (b) Liens granted in favor of the Agent on behalf of the Banks;
          (c) pledges or deposits under workers compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or similar bonds used in the ordinary course of business;
          (d) Liens arising from taxes, assessments, fees, charges, levies or claims described in Section 5.05 of this Agreement;
          (e) purchase money security interests to secure Indebtedness permitted under Section 6.02(e); provided, however, that such security interest shall be limited solely to the equipment purchased with the proceeds of such Indebtedness;
          (f) any unfiled materialmen’s, mechanics, workmen’s and repairmen’s Liens (provided, that if such a Lien shall be filed or perfected, it shall be discharged of record immediately by payment, bond or otherwise);
          (g) attachment, judgment and other similar Liens arising in connection with court proceedings, so long as the existence of such Liens do not cause an Event of Default under Section 7.01(i) or 7.01(j) hereof;
          (h) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided that they do not, individually or in the aggregate, diminish the fair market value of the real property affected thereby or the utility of such real property for the purposes for which such property is presently devoted; and
          (i) Liens or deposits made in connection with contracts with or made at the request of the United States of America or any department or agency thereof resulting from progress payments or partial payments under any such contracts, incurred in the ordinary course of business of the Loan Parties or their Subsidiaries.
     6.02 Indebtedness. No Borrower, nor any Subsidiary of a Borrower shall, at any time, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness under this Agreement, the Notes, the other Loan Documents or under any Bank-Provided Hedge;
          (b) Indebtedness incurred pursuant to Section 6.04(c) hereof;
          (c) Indebtedness existing on the Closing Date, and described in Schedule 6.02 to this Agreement; provided, however, that such Indebtedness shall not be extended, renewed, refinanced or materially modified without the prior written consent of the Agent and the Majority Banks except for those renewals or refinancings thereof which do not increase the interest rate charged thereon or the principal amount thereof;
          (d) Current accounts payable, accrued expenses and other current items arising out of transactions (other than borrowings) in the ordinary course of business;
          (e) Purchase money Indebtedness or Capitalized Lease Obligations for purchases or leases of equipment in the ordinary course of business or Indebtedness represented by unsecured promissory notes; provided, however, that the amount of such Indebtedness, when combined with the amount guaranteed pursuant to Section 6.03(d) hereof, shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00) in the aggregate, at any time, of all such purchase money Indebtedness, Capitalized Lease Obligations, outstanding notes and guarantees;
          (f) Indebtedness that is subordinated to all Indebtedness under this Agreement, the Notes, the other Loan Documents or any Bank-Provided Hedge, upon terms and conditions that are acceptable to the Agent in its sole discretion, which does not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time.
     6.03 Guarantees and Contingent Liabilities. No Borrower nor any Subsidiary of a Borrower shall, at any time directly or indirectly assume, guarantee, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person other than a Borrower or any Subsidiary of a Borrower, except:
          (a) indemnities of directors and officers in their capacities as such, as permitted by Law;
          (b) endorsements on negotiable or other instruments in any amount for deposit or collection or similar transactions in the ordinary course of their businesses;
          (c) those guarantees, indemnifications and performance bonds existing on the Closing Date and set forth on Schedule 6.03 attached to this Agreement; and
          (d) other guarantees with respect to obligations or liabilities in an aggregate amount which, when combined with the aggregate outstanding amount of the Indebtedness permitted pursuant to Section 6.02(e) hereof, shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00).
     6.04 Loans and Investments. No Borrower nor any Subsidiary of a Borrower shall purchase, own or invest in any stock or other securities of any Person, or all or substantially all of the assets of any Person, or any business or division of any Person (whether in a single or series of related transactions) or make or permit to exist any investment or capital contribution to or acquire any interest whatsoever in any other Person or permit to exist any loans or advances to any Person except:
          (a) equity investments in the Subsidiaries as set forth on Schedule 3.18 to this Agreement;
          (b) Acquisitions permitted under Section 6.05 hereof;
          (c) Loans to any Borrower from any Subsidiary of such Borrower;
          (d) other loans and investments existing on the Closing Date and set forth on Schedule 6.04 attached to this Agreement;
          (e) investments in (i) direct obligations of the United States of America or any agency thereof, (ii) obligations guaranteed by the United States of America, (iii) prime commercial paper (rated by Moody’s Investors Service at not less than a A-2 and by Standard & Poors at not less than P-2), (iv) certificates of deposit or repurchase agreements issued by any Bank or any commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000); (v) deposit accounts in and banker’s acceptances of, commercial banks, and (vi) investments (other than equity investments listed on Schedule 3.18 attached hereto) in any other Borrower or Subsidiary incurred in the ordinary course of business and pursuant to usual and customary terms in the form of advances to such Borrower or Subsidiary; provided, however, that (A) the total amount of all such future advances made by the Borrowers to those Subsidiaries which are not Borrowers, minus (B) the total amount of all such advances made by those Subsidiaries which are not Borrowers to the Borrowers shall not, at any time, exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) and provided, further, that the total amount of all such advances made by the Borrowers to any single Subsidiary that is not a Borrower shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00);
          (f) subject to Section 6.11 hereof, repurchases of outstanding common stock of any Borrower as may be authorized by the board of directors of such Borrower from time to time; and
          (g) other investments in an aggregate amount not to exceed at any time the lesser of (i) Fifteen Million and 00/100 Dollars ($15,000,000) and (ii) fifty percent (50%) of the fair market value of the Borrowers’ Cash Equivalent Investments at the time of calculation.
     6.05 Acquisitions. No Borrower nor any Subsidiary of a Borrower shall make an Acquisition or enter into any agreement with respect thereto, except Acquisitions of Persons in businesses similar to those described in the 2009 Form 10-K so long as each of the following conditions are satisfied:
          (a) the Agent shall be given at least thirty (30) days advance written notice of any such Acquisition with a purchase price in excess of Five Million and 00/100 Dollars ($5,000,000.00);
          (b) the Agent and the Banks shall have received all documentation with respect to such Acquisition including, but not limited to, the purchase agreement and all related documentation and approvals as requested by the Agent or any Bank;
          (c) if requested by the Agent or any Bank, the Loan Parties shall deliver to the Agent and the Banks, pro forma financial statements of the Loan Parties and their Subsidiaries after giving effect to such Acquisition;
          (d) immediately before and after the closing and funding of such Acquisition, (i) the amount available under the Revolving Credit Facility Commitment shall be greater than or equal to Ten Million and 00/100 Dollars ($10,000,000.00) and (ii) the pro-forma Leverage Ratio after giving effect to such Acquisition shall be less than 2.25 to 1 for the four (4) consecutive Fiscal Quarters most recently ended before the effective date of the Acquisition;
          (e) no Event of Default or Potential Default shall exist prior to such Acquisition and no Event of Default or Potential Default shall occur or exist as a result of such Acquisition; and

          (f) the aggregate purchase price of all such Acquisitions shall not exceed (i) One Hundred Fifty Percent (150%) of the pro forma EBITDA of the Borrowers and their Subsidiaries, after giving effect to the Acquisition, for the twelve (12) month period ending on the last day of the month immediately preceding the effective date of the Acquisition, such calculation of pro forma EBITDA to be acceptable to Agent.
     6.06 Partnerships, Combinations, Mergers or Consolidations. No Borrower nor any Subsidiary of a Borrower shall form a partnership or merge or consolidate with or into any other Person, or agree to do any of the foregoing, except:
          (a) the Borrowers may permit any of their Subsidiaries to merge with or consolidate into a Borrower if the Borrower is the surviving entity;
          (b) the Borrowers may permit any of their Subsidiaries to merge with or consolidate with another Subsidiary;
          (c) any Borrower may merge with any other Borrower; and
          (d) the Borrowers and their Subsidiaries may complete Acquisitions permitted under Section 6.05 hereof.
     6.07 Dispositions of Assets. No Borrower nor any Subsidiary of a Borrower shall sell, convey, pledge, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section as a transaction and any series of related transactions constituting but a single transaction), any of their respective properties or assets, tangible or intangible (including stock of Subsidiaries) except:
          (a) sales of inventory in the ordinary course of business;
          (b) sales of assets which are no longer useful to the business of the Loan Parties or their Subsidiaries, made in the ordinary course of business;
          (c) so long as no Event of Default or Potential Default shall have occurred, sales or dispositions of assets in the ordinary course of a Borrower’s business having a fair market value, at the time of sale or disposition, not in excess of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) in the aggregate for all such sales and dispositions in any fiscal year.
     6.08 Double Negative Pledge. No Borrower nor any Subsidiary of a Borrower shall enter into or suffer to exist any agreement with any Person, other than in connection with this Agreement, which prohibits or limits the ability of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Loan Parties or any Subsidiary, whether now owned or hereafter acquired or created.
     6.09 Self-Dealing. No Borrower nor any Subsidiary of a Borrower shall enter into or carry out any loan, advance or other transaction (including, without limitation, purchasing property or services, or selling property or services) with any Affiliate, except that shareholders, directors, officers or partners of a Borrower or a Subsidiary may render services to such Borrower or Subsidiary for compensation at the same rates generally paid by corporations or partnerships engaged in the same or similar businesses, and a Borrower or a Subsidiary may enter into transactions with Affiliates if such transactions are disclosed to the Agent and the Banks and made on terms comparable to those which could be obtained in arms length transactions with a Person who is not an Affiliate.
     6.10 Capital Expenditures. The Loan Parties will not, and will not permit any Subsidiary to, make or commit to make, Capital Expenditures in any fiscal year aggregating, for all Loan Parties and Subsidiaries, more than Twelve Million and 00/100 Dollars ($12,000,000.00). For purposes of this Section 6.10, amounts paid with respect to Acquisitions shall not constitute Capital Expenditures.
     6.11 Distributions. No Borrower shall declare, make, pay, or agree, become or remain liable to make or pay, any Distributions of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any shares of the capital stock of such Borrower or on account of the purchase, redemption, retirement or acquisition of any shares of the capital stock (or warrants, options, or rights for any shares of the capital stock of the Borrower) other than (i) Distributions declared, made or paid by a Subsidiary of a Borrower to such Borrower, (ii) Distributions made by MBC in an aggregate amount not to exceed Five Million and 00/100 Dollars ($5,000,000.00) from and after the date of this Agreement, or (iii) Distributions to repurchase shares of capital stock of MBC upon terms and at times that are determined by the board of directors of MBC from time to time, provided that such Distributions do not exceed Ten Million and 00/100 Dollars ($10,000,000.00) during any rolling twelve (12) month period. No Borrower nor any Subsidiary of a Borrower shall enter into or suffer to exist any agreement with any Person, other than in connection with this Agreement, which prohibits or limits the ability of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist any Distribution.
     6.12 Margin Stock. The Borrowers will not use the proceeds of any Loans directly or indirectly to purchase or carry any “margin stock” (within the meaning of Regulations U, T, or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.
     6.13 Fiscal Year; Tax Designation. No Borrower shall change its fiscal year; or elect to be designated as an entity other than its current tax designation without the prior written consent of the Agent and the Majority Banks.
     6.14 Anti-Terrorism Laws. The Loan Parties and their respective Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Loan Parties shall deliver to the Bank any certification or other evidence requested from time to time by the Bank in its sole discretion, confirming the Loan Parties’ compliance with this Section 6.14.

ARTICLE VII
DEFAULTS
     7.01 Events of Default. An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):
          (a) The Borrowers shall fail to pay principal on any of the Notes when due; or
          (b) The Borrowers shall fail to pay interest on the Loans or any fees payable pursuant to Article II of this Agreement within five (5) days of the date such interest or fees are due; or
          (c) The Borrowers shall fail to pay any other fee, or other amount payable pursuant to this Agreement, the Notes or any of the other Loan Documents within ten (10) days after written notice to MBC by the Agent or any Bank; or
          (d) Any representation or warranty made by any Loan Party under this Agreement, the Notes or any of the other Loan Documents or any statement made by any Loan Party in any financial statement, certificate, report, exhibit or document furnished by the Loan Parties to the Agent or any Bank pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made; or
          (e) Any Loan Party shall be in default in the performance or observance of any covenant contained in Sections 5.01(h); 5.01(i); 5.01(j); 5.01(k); 5.13 or any section in Article VI hereof (other than Section 6.14); or
          (f) Any Loan Party shall be in default in the performance or observance of any covenant contained in Sections 5.01(a); 5.01(b); 5.01(c); 5.01(d); 5.01(e); 5.01(f); 5.01(g); 5.07 or 5.08 hereof and such default shall not have been cured within fifteen (15) days of the occurrence of such default; or
          (g) Any Loan Party shall be in default in the performance or observance of any covenant contained in Sections 5.02; 5.03; 5.05; 5.09; 5.10, 5.14 or 6.14 hereof and such default shall not have been cured within thirty (30) days of the occurrence of such default; or
          (h) Any Loan Party shall be in default in the performance or observance of any other covenant hereof or under any other Loan Document, or any Bank-Provided Hedge and such default shall not have been cured within thirty (30) days after written notice to MBC by the Agent; or
          (i) Any Loan Party or any Subsidiary shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) for borrowed money in excess of One Million and 00/100 Dollars ($1,000,000.00), beyond any period of grace with respect to the payment or, if such obligation (or set of related obligations) is or are payable or repayable on demand, fails to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which an obligation (or set of related obligations) is or are created, secured or evidenced, if the effect of such default is to cause, or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or
          (j) One or more final judgments for the payment of money in excess of One Million and 00/100 Dollars ($1,000,000.00) shall have been entered against any Loan Party or any Subsidiary and, in the case of any such judgment or judgments which in the aggregate are less than Two Million and 00/100 Dollars ($2,000,000.00), such judgment or judgments shall have remained undischarged and unstayed for a period of thirty (30) consecutive days; or
          (k) A writ or warrant of attachment, garnishment, execution, distraint or similar process, exceeding in value the aggregate amount of One Hundred Thousand and 00/100 Dollars ($100,000.00), shall have been issued against any Loan Party or any Subsidiary or any of their respective properties and, in the event the value of such matters is in the aggregate less than One Million and 00/100 Dollars ($1,000,000.00), such shall remain undischarged and unstayed for a period of thirty (30) consecutive days; or
          (l) The Majority Banks have determined in their reasonable judgment that a Material Adverse Change has occurred or that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, the Notes or the other Loan Documents is impaired; or
          (m) A Change of Control shall occur; or
          (n) (i) A Termination Event with respect to a Plan shall occur, (ii) any Person shall engage in any prohibited transaction involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) any Loan Party or any ERISA Affiliate shall be in “Default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a multi-employer Plan resulting from such Loan Party’s or any ERISA affiliate’s, complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan, or (v) any other event or condition shall occur or exist with respect to a single employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not have a Material Adverse Effect; or
          (o) A proceeding shall be instituted in respect of any Loan Party or any Subsidiary:
               (i) seeking to have an order for relief entered in respect of such Loan Party or any Subsidiary or seeking a declaration or entailing a finding that such Loan Party or any Subsidiary is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Loan Party or any Subsidiary, its assets or debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or in the future which shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted; or
               (ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for any Loan Party or any Subsidiary or for all or any substantial part of its property which shall not have been dismissed or stayed within thirty (30) days after such proceedings were instituted; or
          (p) Any Loan Party shall voluntarily suspend transaction of its business, any Loan Party or any Subsidiary shall become insolvent, shall become generally unable to pay its debts as they become due, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section 7.01(o)(i) of this Agreement or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(o)(i) of this Agreement, shall institute a proceeding described in Section 7.01(o)(ii) of this Agreement or shall consent to the appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing.
     7.02 Consequences of an Event of Default.
          (a) If an Event of Default specified in subsections (c) through (n) of Section 7.01 of this Agreement occurs, the Agent and the Banks will be under no further obligation to make Loans or issue Letters of Credit and may at the option of the Majority Banks (i) demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof and all other amounts owing by the Loan Parties under this Agreement, the Notes and the other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately; and (ii) require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest bearing account with the Agent, as cash collateral for their obligations under the Loan Documents, an amount equal to one hundred five percent (105%) of the Letter of Credit Reserve, and the Borrowers hereby pledge to the Agent, and grant to the Agent a security interest in, all such cash as security for such obligations of the Borrowers.
          (b) If an Event of Default specified in subsections (a), (b), (o) or (p) of Section 7.01 of this Agreement occurs and continues or exists, the Agent and the Banks will be under no further obligation to make Loans or issue Letters of Credit and the unpaid principal amount of the Notes, interest accrued thereon and all other amounts owing by the Loan Parties under this Agreement, the Notes and the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.
     7.03 Set-Off. If the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount of the Notes or other amount owing by the Loan Parties under this Agreement, the Notes or the other Loan Documents shall have become due and payable (at maturity, by acceleration or otherwise), each of the Banks, any assignee of the Banks and the holder of any participation in any Loan will each have the right, in addition to all other rights and remedies available to it, without notice to the Loan Parties, to set-off against and to appropriate and apply to such due and payable amounts any debt owing to, and any other funds held in any manner for the account of, any Borrower by such Bank, by such assignee or by such holder including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or in the future maintained by any Borrower with such Bank, assignee or holder. The Loan Parties consent to and confirm the foregoing arrangements and confirm the Banks’ rights, such assignee’s rights and such holder’s rights of banker’s lien and set-off. Nothing in this Agreement will be deemed a waiver or prohibition of or restriction on the Banks’ rights, such assignee’s rights or any such holder’s rights of banker’s lien or set-off.
     7.04 Equalization. Each Bank agrees with the other Banks that if, at any time, it shall obtain any Advantage over the other Banks or any thereof in respect of the Indebtedness of the Loan Parties to the Banks, it shall purchase from the other Banks, for cash and at par, such additional participation in the Indebtedness of the Loan Parties to the Banks as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank agrees with the other Banks that if it, at any time, shall receive any payment for or on behalf of the Loan Parties on any Indebtedness of the Loan Parties to that Bank by reason of offset of any deposit or other Indebtedness of the Loan Parties to the Banks, it will apply such payment first to any and all Indebtedness of the Loan Parties to the Banks pursuant to this Agreement (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). The Loan Parties agree that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank was a direct creditor of the Loan Parties in the amount of such participation.
     7.05 Other Remedies. The remedies in this Article VII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in Law, in equity, or otherwise, to which the Banks may be entitled. The Agent shall exercise the rights under this Article VII and all other collection efforts on behalf of the Banks and no Bank shall act independently with respect thereto, except as otherwise specifically set forth in this Agreement.
ARTICLE VIII
THE AGENT; ASSIGNMENTS; PARTICIPATIONS
     8.01 Appointment and Authorization; No Liability. The Banks authorize Citizens and Citizens hereby agrees to act as agent for the Banks in respect of this Agreement and the other Loan Documents upon the terms and conditions set forth in this Agreement. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers hereunder as are expressly delegated to the Agent by the terms of this Agreement and any of the other Loan Documents, together with such powers as are reasonably incidental thereto; provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank. Neither the Agent nor any of its shareholders, directors, officers, attorneys or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall (a) be liable for any waiver, consent or approval given or action taken or omitted to be taken by it or them hereunder or under any of the Loan Documents or in connection herewith or therewith or be responsible for the consequences of any oversight or error of judgment whatsoever, or (b) be liable to the Loan Parties for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation, administration or collection of the Loans or any of the Loan Documents, except with respect to (a) and (b) hereof, to the extent of its or their willful misconduct or gross negligence as finally determined by a court of competent jurisdiction.
     8.02 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents and shall not be liable for action taken or suffered in good faith by it in accordance with the opinion of such counsel. The Agent may utilize the services of such Persons as the Agent in its sole discretion may determine, and all reasonable fees and expenses of any such Persons shall be paid by the Loan Parties and if not paid by the Loan Parties shall be paid by the Banks based upon their respective Commitment Percentages.
     8.03 No Representations; Each Bank’s Independent Investigation. The Agent shall not be responsible for (a) the execution, validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, (b) the value of any such collateral security, (c) the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or (d) any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Loan Parties. The Agent shall not be bound (a) to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Indebtedness evidenced by the Notes or (b) to ascertain whether any notice, consent, waiver or request delivered to it by the Loan Parties or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks with respect to the creditworthiness, financial condition or any other condition of the Loan Parties or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between the Agent and such Bank. Each Bank acknowledges that it has, independently without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and agrees that the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Agent to the Banks hereunder).

     8.04 Payments to Banks.
          (a) As between the Agent and the Borrowers, a payment by the Borrowers to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees to promptly, but in any event not later than the end of the following Business Day, distribute to each Bank such Bank’s Pro Rata Share of payments received by the Agent for the account of the Banks in immediately available funds.
          (b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents, could reasonably be expected to involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received by the Agent for the account of the Banks is to be distributed, the Agent shall distribute to each Bank such Bank’s Pro Rata Share of the amount so adjudged to be distributed or in such manner as shall be determined by such court, together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Agent and ending on the date the Agent distributes such amount, at a rate per annum equal to the interest rate earned by the Agent on such amount during such period. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
          (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its Pro Rata Share of any Loan that the Agent made on its behalf or (ii) to comply with the provisions of Section 7.04 with respect to it obtaining an Advantage, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent and shall not be entitled to vote on any matters until such time as such delinquency is cured. Such Bank shall be deemed to have assigned any and all payments due it from the Borrowers, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining Banks for application to, and reduction of, their respective Pro Rata Shares of all outstanding Loans. Such Bank hereby authorizes the Agent to distribute such payments to the other Banks in proportion to their respective Pro Rata Shares of all outstanding Loans. Such Bank shall be deemed to have satisfied in full a delinquency when and if the Banks’ respective Pro Rata Shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
     8.05 Note Holders. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Agent.
     8.06 Documents. The Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other document furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
     8.07 Agents and Affiliates. With respect to the Loans, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the agent, and the Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any of their Affiliates.
     8.08 Indemnification of Agent. The Banks ratably agree to indemnify and hold harmless the Agent (to the extent not indemnified by the Loan Parties) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as agent in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by the Agent with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorney fees) or disbursements resulting from the Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The obligations of the Banks under this Section 8.08 shall survive the payment in full of all amounts due pursuant to this Agreement or any other Loan Document and the termination of this Agreement.
     8.09 Successor Agent. The Agent may resign as agent hereunder by giving not fewer than thirty (30) days’ prior written notice to the Borrowers and the Banks. If the Agent shall resign under this Agreement, then either (a) the Majority Banks shall appoint from among the Banks a successor agent for the Banks or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent’s notice to the Banks of its resignation, then the Agent shall appoint a successor agent who shall serve as agent until such time as the Majority Banks appoint a successor agent pursuant to clause (a). Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.
     8.10 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default or Potential Default has occurred and is continuing unless the Agent has been notified by a Bank or the Borrowers in writing that such Bank or the Borrowers consider that an Event of Default or Potential Default has occurred and is continuing and specifying the nature thereof.
     8.11 Action by Agent. So long as the Agent shall be entitled, pursuant to Section 8.10 hereof, to assume that no Event of Default or Potential Default shall have occurred and be continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement. The Agent shall incur no liability under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment.
     8.12 Notification of Potential Defaults and Events of Defaults. Each Bank hereby agrees that, upon learning of the existence of a Potential Default or Event of Default, it shall promptly notify the Agent thereof. In the event that the Agent receives notice of an Event of Default or Potential Default, the Agent shall promptly notify all of the Banks and shall take such action and assert such rights under this Agreement as the Majority Banks shall direct and the Agent shall promptly inform the Banks in writing of the action taken. The Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.
     8.13 Declaration of Invalidation. Each Bank agrees that, to the extent that any payments received by any Bank from the Borrowers or otherwise on account of the Loans are subsequently invalidated, declared to be fraudulent or preferential, set aside or judicially required to be repaid to a debtor-in-possession, trustee, receiver, custodian or any other Person in connection with any proceeding referred to in Section 7.01(p) hereof or any similar cause of action (“Preference”), then, to the extent of such Preference, each Bank shall, upon demand, reimburse the Bank subject to such Preference in the amount necessary to cause each Bank to be affected by such Preference in proportion to its Pro Rata Share of the Loans.
     8.14 Pro Rata Portion, Pari Passu and Equal. The Pro Rata Share of each Bank in the Loans and the Letters of Credit shall be pari passu and equal with the Pro Rata Share of each other Bank and no Bank shall have priority over the other.
     8.15 Cooperation. Each Bank agrees that it shall cooperate in good faith and in a commercially reasonable manner with each other Bank and take whatever reasonable actions (at its own expense) are necessary to implement decisions made in accordance with this Agreement and with each of the other Loan Documents relating thereto.
     8.16 Obligations Several. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement, and no action taken by the Agent or the Banks pursuant hereto, shall be deemed to constitute a partnership, association, joint venture or other entity between any of the Banks. No default by any Bank hereunder shall excuse any Bank from any obligation under this Agreement, but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among the Borrowers and the Banks with respect to the Loan Documents and any other document executed in connection therewith is and shall be solely that of debtor and creditors, respectively, and neither the Agent nor any Bank has any fiduciary obligation toward the Borrowers with respect to any such documents or the transactions contemplated thereby.
     8.17 Bank Assignments/Participations.
          (a) Assignment/Transfer of Commitments.
          Each Bank shall have the right at any time or times to assign or transfer to another Eligible Assignee, without recourse, all or a portion of (a) that Bank’s Commitment, (b) all Loans made by that Bank, (c) that Bank’s Notes, and (d) that Bank’s participation purchased pursuant to

Section 7.04; provided, however, in each such case, that the transferor and the transferee shall have complied with the following requirements:
               (i) Prior Consent of Agent. No transfer may be consummated pursuant to this Section 8.17(a) (including, without limitation, a transfer from one Bank to another Bank) without the prior written consent of the Agent (other than a transfer by any Bank to any affiliate of such Bank or a transfer occurring during the existence of an Event of Default or Potential Default), which consent of the Agent shall not be unreasonably withheld, delayed or conditioned.
               (ii) Prior Consent of Borrowers. No transfer may be consummated pursuant to this Section 8.17(a) (including, without limitation, a transfer from one Bank to another Bank) without the prior written consent of the Borrowers (other than a transfer by any Bank to any affiliate of such Bank or a transfer occurring during the existence of an Event of Default or Potential Default), which consent of the Borrowers shall not be unreasonably withheld, delayed or conditioned.
               (iii) Minimum Amount. No transfer may be consummated pursuant to this Section 8.17(a) (including, without limitation, a transfer from one Bank to another Bank other than a transfer by any Bank to an affiliate of such Bank) in an aggregate amount less than (a) Five Million and 00/100 Dollars ($5,000,000.00) or (b) if such Bank’s Commitment is at any time less than Five Million and 00/100 Dollars ($5,000,000.00), the entire amount of such Bank’s Commitment.
               (iv) Agreement; Transfer Fee. Unless the transfer shall be to an affiliate of the transferor or the transfer shall be due to merger of the transferor or for regulatory purposes, the transferor (A) shall remit to the Agent, for its own account, an administrative fee of Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) and (B) shall cause the transferee to execute and deliver to the Borrowers, the Agent and each Bank (1) an Assignment Agreement, in the form of Exhibit “C” attached hereto and made a part hereof (an “Assignment Agreement”) together with the consents and releases and the Administrative Questionnaire referenced therein, and (2) such additional amendments, assurances and other writings as the Agent may reasonably require.
               (v) Notes. Upon its receipt of an Assignment Agreement executed by the parties to such Assignment, together with each Note subject to such Assignment Agreement, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the other Banks. Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver (A) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with the Assignment Agreement, and (B) to the transferee and, if applicable, the transferor, the appropriate Notes. Upon delivery of the new Notes, the transferor’s Notes shall be promptly returned to the Borrowers marked “replaced”.
               (vi) Parties. Upon satisfaction of the requirements of this Section 8.17(a), including the payment of the fee and the delivery of the documents set forth in Section 8.17(a)(iv), (A) the transferee shall become and thereafter be deemed to be a “Bank” for the purposes of this Agreement, (B) if the transferor transfers all of its interest, the transferor shall cease to be and thereafter shall no longer be deemed to be a “Bank” and shall have no further rights or obligations under or in connection herewith, and (C) the signature pages hereof and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such transfer.
               (vii) The Register. The Agent shall maintain a copy of each Assignment Agreement delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, with respect to such information, and the Borrowers, the Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.
               (viii) Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment Agreement, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:
                    (a) Other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation and warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto;
                    (b) The assigning Bank makes no representation or warranty and assumes no responsibility of the financial condition of the Borrowers or any other Person primarily or secondarily liable in respect of any of the Indebtedness of the Borrowers to the Banks, or the performance or observance by the Borrowers or any other Person primarily or secondarily liable in respect of any of the Indebtedness of the Borrowers to the Banks or any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
                    (c) Such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into the Assignment Agreement;
                    (d) Such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

                    (e) Such assignee represents and warrants that it is an Eligible Assignee;
                    (f) Such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;
                    (g) Such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; and
                    (h) Such assignee represents and warrants that it is legally authorized to enter into such Assignment Agreement.
          (b) Participations.
          Each Bank shall have the right at any time or times, without the consent of any other party, to sell one or more participations or sub-participations to one or more financial institutions, in all or any part of (a) that Bank’s Commitment, (b) that Bank’s Commitment Percentage, (c) any Loan made by that Bank, (d) any Note delivered to that Bank pursuant to this Agreement and (e) that Bank’s participations, if any, purchased pursuant to Section 7.04 or this Section 8.17(b).
               (i) Rights Reserved. In the event any Bank shall sell any participation or sub-participation, that Bank shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against the Borrowers the Loan Documents and any and all other documents in connection therewith) and duties pursuant to the Loan Documents and any and all other documents in connection therewith, including, without limitation, that Bank’s right to approve any waiver, consent or amendment pursuant to Section 9.02; provided, however, that (a) any such participation shall be in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00) and (b) the holder of any such participation shall not be entitled to require such Bank to take any action hereunder except action directly affecting (i) any reduction in the principal amount or an interest rate on any Loan in which such holder participates; (ii) any extension of the Expiry Date or the date fixed for any payment of interest or principal payable with respect to any Loan in which such holder participates; and (iii) any reduction in the amount of any fees payable hereunder with respect to any Loan in which such holder participates. The Borrowers hereby acknowledge and agree that the participant under each participation shall for purposes of Sections 2.11(b), 2.12, 7.03 and 9.16 be considered to be a “Bank”; provided, however, for purposes of Section 2.11(b), the rights of any participant shall not exceed the rights of the participating Bank. Except as otherwise set forth herein, no participant or sub-participant shall have any rights or obligations hereunder, and the Borrowers and the Agent shall continue to deal with the Banks as if no participation or sub-participation had occurred. The Agent shall continue to distribute payments as if no participation or sub-participation had been sold.

               (ii) No Delegation. No participation or sub-participation shall operate as a delegation of any duty of the seller thereof. Under no circumstances shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.
          (c) Pledge by Banks. Notwithstanding the provisions of this Section 8.17, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the federal reserve banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.
ARTICLE IX
MISCELLANEOUS
     9.01 Business Days. Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under the Notes or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.
     9.02 Amendments and Waivers. No amendment, modification, termination, or waiver of any provision of this Agreement or any Loan Document, nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks and the Borrowers and then such waiver or consent shall be effective only in the specific instance and for the specific purpose given. Notwithstanding anything contained herein to the contrary, unanimous consent of the Banks shall be required with respect to (a) any increase in the Commitments hereunder, (b) the extension of the Expiry Date, the payment date of interest or principal hereunder, or the payment of commitment or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or the payment of commitment or other fees hereunder or any change in the manner of pro rata application of any payments made by the Borrowers to the Banks hereunder, (d) any change in any percentage voting requirement, voting rights or the definition of Majority Banks in this Agreement, or (e) any amendment to this Section 9.02, Section 9.11 or Section 7.04 hereof. Notice of amendments or consents ratified by the Banks hereunder shall be immediately forwarded by the Agent to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.
     9.03 No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Agent or the Banks in exercising any right, power or privilege under this

Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Agent and the Banks under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies which the Banks would otherwise have.
     9.04 Notices. All notices, requests, demands, directions and other communications (collectively, “Notices”) under the provisions of this Agreement or the Notes must be in writing (including telexed or telecopied communication) unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail, private overnight or next Business Day courier or by telecopy with confirmation in writing mailed first class, in all cases with charges prepaid, and any such properly given Notice will be effective when received. All Notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

If to Borrowers:	Michael J. Zugay
Chief Financial Officer
Michael Baker Corporation
Airport Business Park
100 Airside Drive
Moon Township, PA 15108

and a copy to:	H. James McKnight, Esquire
Secretary and General Counsel
Michael Baker Corporation
Airport Business Park
100 Airside Drive
Moon Township, PA 15108

David L. DeNinno, Esquire
Reed Smith LLP
225 Fifth Avenue
Pittsburgh, PA 15222

If to Agent:	John J. Ligday, Jr.
Senior Vice President
Citizens Bank of Pennsylvania
29th Floor
525 William Penn Place
Pittsburgh, PA 15219

and a copy to:	Craig S. Heryford, Esquire Buchanan Ingersoll & Rooney, PC 20th Floor, One Oxford Centre Pittsburgh, PA 15219-1425

If to Banks:	At such Bank’s address set forth on Schedule 1 attached hereto and made a part hereof
     9.05 Expenses; Taxes; Attorneys Fees. The Borrowers agree to pay or cause to be paid and to save the Agent and the Banks harmless against liability for the payment of all reasonable out-of-pocket expenses, including, but not limited to reasonable fees and expenses of counsel and paralegals for the Agent and the Banks, incurred by the Agent and the Banks from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents and (iii) arising in connection with the Agent’s and the Banks’ enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents including, but not limited to, such expenses as may be incurred by the Agent and the Banks in the collection of the outstanding principal amount of the Loans. The Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined by the Agent and the Banks to be payable in connection with this Agreement, the Notes or any other Loan Document. The Borrowers agree to save the Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of a determination adverse to a Borrower of any action at law or suit in equity in relation to this Agreement, the Notes or the other Loan Documents, the Borrowers will pay, in addition to all other sums which the Borrowers may be required to pay, a reasonable sum for attorneys and paralegals fees incurred by the Agent and the Banks or the holder of the Notes in connection with such action or suit. All payments due from the Borrowers under this Section will be added to and become part of the Loans until paid in full.
     9.06 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, the provision will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.
     9.07 Governing Law; Consent to Jurisdiction. This Agreement will be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes will be governed by and construed and enforced in accordance with the substantive Laws, and not the laws of conflicts, of said Commonwealth. The Borrowers consent to the exclusive jurisdiction and venue of the federal and state courts located in Allegheny County, Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes, the other Loan Documents, or any one or more of them.

     9.08 Prior Understandings. This Agreement, the Notes and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes and the other Loan Documents.
     9.09 Duration; Survival. All representations and warranties of the Loan Parties contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of and will not be waived by the execution and delivery of this Agreement, the Notes or the other Loan Documents, by any investigation by the Agent or any Bank, or the making of any Loan. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Loan Parties will continue in full force and effect from and after the date of this Agreement so long as the Borrowers may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrowers under this Agreement or the Notes. Without limitation, it is understood that all obligations of the Borrowers to make payments to or indemnify the Agent and the Banks will survive the payment in full of the Notes and of all other obligations of the Loan Parties under this Agreement, the Notes and the other Loan Documents.
     9.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument.
     9.11 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Agent, the Banks, the Loan Parties and their successors and assigns, except that the Loan Parties may not assign or transfer any of its rights under this Agreement without the prior written consent of the Banks.
     9.12 No Third Party Beneficiaries. The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.
     9.13 Exhibits. All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.
     9.14 Headings. The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.
     9.15 Limitation of Liability. To the fullest extent permitted by Law, no claim may be made by the Loan Parties against the Agent or the Banks, or by the Agent or the Banks against the Loan Parties, or by the Loan Parties, the Agent or the Banks against any affiliate, director, officer, employee, attorney or agent of the other for any special, incidental, indirect, consequential or punitive damages in respect of any claim arising from or related to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability). The Loan Parties, the Agent and the Banks hereby waive, release and agree not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or suspected to exist in its favor. This Section 9.15 shall not limit any rights of the Loan Parties, the Agent or the Banks arising solely out of gross negligence or willful misconduct.
     9.16 Indemnities. In addition to the payment of expenses pursuant to Section 9.05 hereof, the Loan Parties agree to indemnify, pay and hold the Agent and each Bank and their officers, directors and attorneys (collectively, called the “Indemnitees”), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by or asserted against that Indemnitee, in any matter arising from the occurrence of an Event of Default hereunder or under the other Loan Documents, or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided, however, that the Loan Parties shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee.
     9.17 Certifications from Bank and Participants.
          (a) Tax Withholding. Any assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of such Bank, assignee or participant of such Bank, or the Agent) agrees that it will deliver to the Borrowers, such Bank and the Agent three (3) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Any assignee or participant required to deliver to the Borrowers, a Bank and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless such Bank in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by such Bank). Any assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to the Borrowers, a Bank and the Agent three (3) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrowers, such Bank or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, such Bank and/or the Agent shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, such Bank and/or the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any assignee or participant of such Bank for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.
          (b) USA Patriot Act. Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.
     9.18 Confidentiality.
          (a) General. Each Bank agrees to keep confidential all information obtained from the Loan Parties which is nonpublic and confidential or proprietary in nature (including without limitation any information a Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with this Agreement and for the purposes contemplated hereby. Each Bank shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality of such information in accordance with the terms hereof, (ii) to assignees and participants as contemplated by Section 8.17, and prospective assignees and participants, subject to the agreement of such Persons to maintain the confidentiality of such information in accordance with the terms hereof, (iii) to the extent requested by any bank regulatory authority or, with notice to the applicable Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement or the other Loan Documents, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the applicable Borrower shall have consented, in writing, to such disclosure. The provisions of this Section 9.18(a) shall survive the repayment of the Loans.
          (b) Sharing Information With Affiliates of the Bank. The Loan Parties acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to the Loan Parties or one or more of its Affiliates (in connection with this Agreement or otherwise) by a Bank or by one or more subsidiaries or affiliates of such Bank and each Borrower hereby authorizes such Bank to share any information delivered to such Bank by the Loan Parties pursuant to this Agreement, or in connection with the decision of the Bank to enter into this Agreement, to any such subsidiary or affiliate of such Bank, it being understood that any such subsidiary or affiliate of such Bank receiving such information shall be bound by the provisions of Section 9.18 as if it were a Bank hereunder. Such authorization shall survive the repayment of the Loans.
     9.19 WAIVER OF TRIAL BY JURY. THE LOAN PARTIES, THE AGENT AND THE BANKS EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND NO PARTY HERETO WILL AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.

     IN WITNESS WHEREOF, and intending to be legally bound, the parties, by their duly authorized officers, have executed and delivered this Agreement on the date set forth at the beginning of this Agreement.

BORROWERS: MICHAEL BAKER CORPORATION
By:	/s/ Michael J. Zugay
	Name:	Michael J. Zugay
	Title:	Executive Vice President and Chief Financial Officer

MICHAEL BAKER JR., INC.
By:	/s/ Michael J. Zugay
	Name:	Michael J. Zugay
	Title:	Executive Vice President and Chief Financial Officer

MICHAEL BAKER ENGINEERING, INC.
By:	/s/ Michael J. Zugay
	Name:	Michael J. Zugay
	Title:	Executive Vice President and Chief Financial Officer

GUARANTOR: THE LPA GROUP INCORPORATED
By:	/s/ Michael J. Zugay
	Name:	Michael J. Zugay
	Title:	Executive Vice President and Chief Financial Officer

CITIZENS BANK OF PENNSYLVANIA, for itself and as Agent
By:	/s/ John J. Ligday, Jr.
	Name:	John J. Ligday, Jr.
	Title:	Senior Vice President

Notice Address:
John J. Ligday, Jr., Senior Vice President
Citizens Bank of Pennsylvania
29th Floor, 525 William Penn Place
Pittsburgh, Pennsylvania 15219
Commitment: $50,000,000.00
Commitment Percentage: 40%

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Troy Brown
	Name:	Troy Brown
	Title:	Vice President

Notice Address:
Troy Brown
Vice President — Relationship Manager
Corporate Banking
PNC Bank, National Association
Three PNC Plaza, P3-P3PP-04-5
225 Fifth Avenue
Pittsburgh, PA 15222
Commitment: $42,500,000.00
Commitment Percentage: 34%

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Barrett J. Donovan
	Name:	Barrett J. Donovan
	Title:	Vice President

Notice Address:
Barrett J. Donovan
Vice President
Wells Fargo Bank, National Association
Four Gateway Centre
444 Liberty Avenue, Suite 1400
Pittsburgh, PA 15222
Commitment: $32,500,000
Commitment Percentage: 26%